Exhibit 10.1

EXECUTION VERSION

TERM LOAN CREDIT AGREEMENT

dated as of November 11, 2016

among

BRISTOW U.S. LEASING LLC,

as Borrower,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

LOMBARD NORTH CENTRAL PLC,

as Administrative Agent, and

LOMBARD NORTH CENTRAL PLC,

as Security Trustee

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- ii -

- iii -

Schedules

	Schedule I	-	Aircraft
	Schedule II	-	Commitment Amounts

Exhibits

	Exhibit A	-	Form of Term Loan Note
	Exhibit B	-	Form of Assignment and Acceptance
	Exhibit 2.2	-	Form of Notice of Term Loan Borrowing
	Exhibit 2.4	-	Form of Notice of Conversion/Continuation

Addendum

	Addendum		UK Search and Rescue Addendum
(with Schedule No. 1 to Addendum)

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TERM LOAN CREDIT AGREEMENT

THIS TERM LOAN CREDIT AGREEMENT (this “Agreement”) is made and entered into as of November 11, 2016, by and among BRISTOW U.S. LEASING LLC, a Delaware limited liability company (“the “Borrower”), the several banks and other financial institutions and other lenders from time to time party hereto (the “Lenders” and each a “Lender”), LOMBARD NORTH CENTRAL PLC (“Lombard”), in its capacity as administrative agent for the Lenders (the “Administrative Agent”), and LOMBARD NORTH CENTRAL PLC, in its capacity as security trustee for the Lenders (the “Security Trustee”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested, and, subject to the terms and conditions hereof, the Administrative Agent, the Security Trustee and the Lenders have agreed, to extend a term loan credit facility to the Borrower on the terms of this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders, the Administrative Agent and the Security Trustee, agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1. Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Administrative Agent” shall have the meaning given to such term in the opening paragraph hereof.

“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. For the purposes of this definition, “Control” shall mean the power, directly or indirectly, either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise. The terms “Controlling”, “Controlled by”, and “under common Control with” have the meanings correlative thereto.

“Agreed Exchange Rate” shall mean the quoted Exchange Rate received from the Lender during an Exchange Rate Call that has been accepted by an Authorized Representative on behalf of the Borrower pursuant to Section 2.3(b)(i) or, if applicable, a Modified Exchange Rate as subsequently determined in accordance with Section 2.3(b).

“Agreement” shall have the meaning given to such term in the opening paragraph hereof.

“Aircraft” shall mean (i) the Sikorsky S-92 aircraft bearing manufacturer’s serial number 920254, (ii) the Sikorsky S-92 aircraft bearing manufacturer’s serial number 920257, and (iii) the Sikorsky S-92 aircraft bearing manufacturer’s serial number 920262 (each of the foregoing of which has been identified by serial number on Schedule I attached hereto) and, in each case, comprising of, with respect thereto, the airframe, the Engines, the rotor blades, APU, rotor components and the Records associated therewith.

“Aircraft Title Counsel” shall mean DeBee Gilchrist with an address of 1200 Northwest 63rd Street, Suite 5000, Oklahoma City, Oklahoma 73116, Attention: Jack P. Gilchrist; and having an office phone number of 405-232-7777.

“Anti-Corruption Law” means, as to any person, the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 and any other similar anti-corruption laws of the European Union.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s LIBOR Lending Office.

“Applicable Margin” shall mean 2.25% per annum.

“Applicable Standards” shall mean (i) Requirements of Law and (ii) with respect to the airframe or any other part of an Aircraft, all compliance requirements set forth in or under (A) all maintenance manuals initially furnished by the manufacturer thereof with respect thereto, including any subsequent amendments or supplements to such manuals issued by the manufacturer or supplier thereof from time to time, (B) all mandatory service bulletins issued, supplied, or available by or through the applicable manufacturer with respect thereto, (C) all applicable airworthiness directives issued by the aviation regulatory agency having jurisdictional authority, (D) all conditions to the enforcement of any warranties pertaining thereto, and (E) any Maintenance Program then in effect in respect of the Aircraft.

“Approved Assignee” means an Affiliate of any Lender and a bank or a financial institution or credit institution with $100,000,000 or more of tier 1 capital or Basel III regulatory primary capital or the equivalent thereof in accordance with the regulatory framework to which it is subject.

“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“APU” means, in respect of an Aircraft, an auxiliary power unit from time to time installed on such Aircraft.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee and accepted by the Administrative Agent, in the form of Exhibit B attached hereto or any other form approved by the Administrative Agent.

“Assurance Letter” shall mean that certain Deed of Letter Agreement, entered into prior to the Borrowing Notice Date, by and among the Lender (as defined therein), the Security Trustee, the Administrative Agent, BHL, Borrower, Guarantor and the Department, providing assurances to the Department with respect to the SAR Contract and relating, inter alia, to the Department’s payment of the Release Fee to the Security Trustee, upon the terms and conditions set forth therein.

“Authorized Representative” shall have the meaning given to it in Section 2.3(a).

“Availability Period” shall mean the period beginning on the Closing Date and ending on (but including) February 28, 2017.

“Bail-In Action” means the exercise of any Write-down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time.

“BALL Credit Agreement” shall mean that certain Term Loan Credit Agreement, dated of even date herewith, by and between Bristow Aircraft Leasing Limited, a company limited by shares organized under the law of England and Wales, as borrower, and Lombard North Central Plc, as administrative agent, security trustee, and lender.

“Basel III” means: (a) the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated; (b) the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and (c) any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

“BHL” shall mean Bristow Helicopters Limited, a company limited by shares and registered in England and Wales in accordance with English law.

“Borrower” shall have the meaning in the introductory paragraph hereof.

“Borrowing” shall mean the borrowing consisting of all Term Loans made by the Lenders to the Borrower on the Funding Date, as to which a single initial Interest Period is in effect, and the amount thereof outstanding from time to time.

“Borrowing Notice Date” shall have the meaning given to such term in Section 2.2.

“Bristow Competitor” shall mean any Person (other than Guarantor of any Subsidiary or Affiliate thereof) that provides aviation (i) services to the oil and gas industry; (ii) search and rescue operations; or (iii) military training.

“Business Day” means any day other than a Saturday or Sunday on which banks are not authorized or required to close in New York, New York or London, England.

“Change in Control” shall mean the Guarantor ceases to wholly own, directly or indirectly, the Borrower or ceases to possess, directly or indirectly, the power to direct or cause the direction of the management or policies of the Borrower whether through the ability to exercise voting power, contract or otherwise.

“Change in Law” shall mean (a) the adoption of any applicable law, rule or regulation after the date of this Agreement, (b) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the date of this Agreement, or (c) compliance by any Lender (or its Applicable Lending Office) (or for purposes of Section 2.14(b), by any of such Lender’s Affiliates, if applicable) with any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; it being understood, for the avoidance of doubt, that (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives made or issued by any Governmental Authority thereunder or in connection therewith (whether or not having the force of law), and related acts of compliance as described in clause (c) of this definition, and (ii) any introduction, change, clarification or publication relating to Basel III or CRD IV or CRR to the extent that the materially increased costs referred to in Section 2.14 relating thereto were not capable of being calculated with sufficient accuracy prior to the date of this Agreement due to a lack of clarity or detail in Basel III, CRD IV, CRR and/or any related information from a relevant banking regulator available on the date of this Agreement, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated, made or issued.

“Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 have been satisfied or waived in accordance with Section 11.3.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Collateral” shall mean the Aircraft, including the Engines, APU, and other appliances, avionics, parts, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature (other than the Company Additions) that may from time to time be installed or incorporated in, or attached to, the airframe of the Aircraft, whether now owned or hereafter acquired and all substitutions, renewals and replacements of all additions, improvements, accessories and accumulations thereto. For the avoidance of doubt, Collateral shall include the aircraft, rotors, Engines and other equipment or property, subject to any Mortgage securing the Obligations filed with applicable registry and the International Registry, including the Aircraft Proceeds and the Aircraft Property, each as defined in the Mortgage. Except with respect to Company Additions, to the extent any Engine, APU, or other appliance, avionics, part, instrument, appurtenance, accessory, furnishing or other equipment (each an “Item”) is removed from the airframe and permanently replaced by a substitute, such Item shall automatically cease to be Collateral, and the permanent replacement shall automatically become Collateral if title to the replacement Item passes to the Borrower, whether by conveyance, contract or operation of law. Collateral shall include an assignment of each Intercompany Lease affecting the Aircraft from the Borrower and each Permitted Third Party User and the other “Collateral” howsoever described or defined in each of the other applicable Loan Documents.

“Company Additions” shall mean the following to the extent not purchased by the Borrower with proceeds of the Borrowing: (i) any items not a part of the specifications of the Aircraft which are on the Aircraft and owned by the Borrower, the Guarantor, or any Permitted Third Party User; and (ii) personal effects of any passenger.

“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.

“CRD IV” means: (a) Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU No 648/2012); and (b) Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.

“CRR” means Regulation (EU) no.575/2013 of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending regulation (EU) no.648/2012.

“Default” shall mean any condition, event or circumstance that, with the giving of notice or the lapse of time or both would constitute an Event of Default.

“Default Interest” shall have the meaning given to such term in Section 2.10(b).

“Department” shall mean Her Majesty’s Department for Transport of the United Kingdom.

“Dollar Drawdown Amount” has the meaning given to it in Section 2.2.

“Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender (or an Affiliate of such Lender) specified as its “Domestic Lending Office” in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Engines” shall mean the engines attached to the Aircraft and fully described in the Mortgage, whether or not any of such engines may from time to time be installed on the airframe, provided however that if any such engine is permanently replaced by another engine that is attached to the Aircraft and the Borrower has title to such replacement engine, the Liens under the Loan Documents shall attach to such engine and be released or deemed released as to the relinquished engine.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated), which, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (i) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (ii) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (iii) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (v) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (vii) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“Event of Default” shall have the meaning provided in Article VIII.

“Event of Loss” shall mean, with respect to any Collateral, any of the following events: (i) loss of such property or the use thereof due to theft, disappearance, destruction, damage beyond repair or rendition of such property permanently unfit for normal use for any reason whatsoever; (ii) any damage to such property that results in an insurance settlement with respect to such property on the basis of a total loss or constructive total loss; (iii) the condemnation, confiscation or seizure of, or requisition of title to or use of, such property by the act of any government (foreign or domestic) (other than the Department pursuant to SAR Contract Condition 42 or SAR Contract Condition 58) or of any state or local authority or any instrumentality or agency of the foregoing (“Requisition of Use”) which in the case of a Requisition of Use extends for a period of twelve (12) consecutive months; or (iv) as a result of any rule, regulation, order or other action by any foreign or domestic or Governmental Authority (including, without limitation, the Governmental Authority) having jurisdiction over the aircraft and its operation, (A) the use of such property shall have been prohibited, or such property shall have been declared unfit for use, for a period of thirty (30) days, or (B) the Borrower shall be required to divest itself of its rights, title or interest in such property. The date of such Event of Loss shall be the date of such theft, disappearance, destruction, damage, Requisition of Use, prohibition, or unfitness for use for the stated period.

“Exchange Rate” has the meaning given to it in Section 2.3(a).

“Exchange Rate Acceptance” has the meaning given to it in Section 2.3(d).

“Exchange Rate Call” has the meaning given to it in Section 2.3(a).

“Excluded Taxes” shall mean with respect to the Administrative Agent, the Security Trustee, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on (or measured by) its net or overall gross income, or that are franchise Taxes, (i) imposed by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, or (ii) that are Other Connection Taxes, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which any Lender is located, or that are Other Connection Taxes, (c) in the case of a Lender, U.K. withholding Taxes and U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender pursuant to a law in effect on the date on which (i) such Lender becomes a party to this Agreement or otherwise acquires such interest in the Loan (other than pursuant to an assignment request by the Borrower under Section 2.18 or 2.19) or (ii) such Lender or Issuing Bank changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (d) is attributable to such Lender’s failure to comply with Section 2.16(e), Section 2.16(f) or Section 2.16(g), and (e) any United States federal withholding Taxes imposed under FATCA.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any applicable intergovernmental agreements with respect thereto and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreements.

“Fee Letter” shall mean that certain fee letter, dated as of the Closing Date, executed by the Administrative Agent and accepted by Borrower.

“Finance Party” means the Administrative Agent, the Security Trustee and each Lender.

“Fiscal Quarter” shall mean, with respect to any Person, any fiscal quarter of such Person.

“Fiscal Year” shall mean, with respect to any Person, any fiscal year of such Person.

“Foreign Lender” shall mean any Lender that is not a United States person under Section 7701(a)(30) of the Code.

“Funding” shall mean the making by each Lender of its Term Loan to Borrower, all of which Term Loans shall be made on the same day.

“Funding Date” shall mean the date on which the conditions precedent set forth in Section 3.2 have been satisfied or waived in accordance with Section 11.3 and Funding occurs.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

“GBP” and the sign “£” shall mean Great Britain pounds, the lawful money of the United Kingdom.

“Governmental Authority” shall mean the government of any nation or any political subdivision thereof, whether state or local, and any agency, authority (including, without limitation, any aviation authority), instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” shall mean Bristow Group Inc.

“ICE LIBOR” has the meaning specified in the definition of “LIBOR Rate”.

“Imposition” has the meaning specified in Section 5.12.

“Indebtedness” of any Person shall mean, without duplication (i) obligations of such Person for borrowed money, (ii) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business on terms customary in the trade) that are treated as debt in accordance with GAAP; (iv) obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all capital lease obligations for borrowed money of such Person treated as debt in accordance with GAAP, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) disqualified stock of such Person, (x) off-balance sheet liabilities and (xi) all hedging obligations.

“Indemnified Taxes” shall mean (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document, and (b) including to the extent not included in (a), Other Taxes.

“Intercompany Lease” means a lease with respect to any Aircraft by and between the Borrower, as lessor, and BHL or any other Permitted Third Party User, as lessee, or between BHL or any other Permitted Third Party User, as sublessor, and any other Permitted Third Party User, as sublessee; provided, that in regards to such lease, such lease shall be in the form agreed by the Administrative Agent prior to the Funding Date or such other form acceptable to the Administrative Agent and provided further that a copy of such lease shall be provided to each Lender and the Security Trustee.

“Interest Period” shall mean with respect to the Borrowing a period of one or three months, or, in the case of the initial Interest Period relating to such Borrowing, for the period consisting of the number of days from the Funding Date to the date that is the last day of the month following the month in which the Funding occurred; provided, that:

(i) the initial Interest Period for such Borrowing shall commence on the Funding Date, and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the preceding Interest Period expires;

(ii) if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(iii) any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month; and

(iv) no Interest Period may extend beyond a Repayment Date; and

(v) no Interest Period may extend beyond the Scheduled Maturity Date.

“International Interest” means international interest as defined in the Cape Town Convention and the Aircraft Protocol adopted on November 16, 2001, at Cape Town, South Africa and shall include prospective international interest, as applicable to the Engines.

“International Registry” means the International Registry of Mobile Assets maintained under the Cape Town Convention and the Aircraft Protocol adopted on November 16, 2001, at Cape Town, South Africa or their successors for the recordation of interests therein.

“Interpolated Rate” shall mean, at any time, for any Interest Period for which ICE LIBOR shall not be available at the applicable time (each, an “Impacted Interest Period”), the rate per annum (rounded to the same number of decimal places as the applicable ICE LIBOR) determined by the Lender (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable ICE LIBOR (for the longest period for which the applicable ICE LIBOR is available) that is shorter than the Impacted Interest Period and (b) the applicable ICE LIBOR for the shortest period (for which such ICE LIBOR is available) that exceeds the Impacted Interest Period, in each case, for such Interest Period.

“ITAR” shall have the meaning given to such term in clause (a) of Section 10.1.

“Lease Assignment” shall mean an assignment by way of security, in the form satisfactory to the Security Trustee, by the Borrower to the Security Trustee with respect to the Borrower’s Intercompany Lease with BHL or such other Permitted Third Party User as applicable that, inter alia, allows the Borrower to be paid rentals and all other sums due and owing under such Intercompany Lease unless the Security Trustee otherwise directs when an Event of Default is continuing. A Lease Assignment shall not include an assignment of any customer contract, including the SAR Contract.

“Lender” shall have the meaning given to such term in the opening paragraph of this Agreement.

“LIBOR Lending Office” means, with respect to any Lender, the office of such Lender (or an Affiliate of the Lender) specified as its “LIBOR Lending Office” in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“LIBOR Rate” means, for any Interest Period with respect to the Borrowing, the rate per annum equal the ICE Benchmark Administration Limited (or such Person that takes over the administration of such rate) LIBOR rate (“ICE LIBOR”), as published by Reuters (or such other commercially available source providing quotations of ICE LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for GBP deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided that if ICE LIBOR is not available at such time for any reason, then the “LIBOR Rate” for such Interest Period shall be the Interpolated Rate; provided further that if the Interpolated Rate is not available at such time for any reason, then the “LIBOR Rate” for such period shall be the Reference Bank Rate; provided that if ICE LIBOR, the Interpolated Rate, or the Reference Bank Rate at the time determining the LIBOR Rate shall be less than zero, then such rate shall be deemed to be zero for purposes of this Agreement.

“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing) intended to assure or support payment or performance of any obligation.

“Loan Documents” shall mean, collectively, this Agreement, the Term Notes (if any), the Fee Letter, the Parent Guaranty, the Mortgage, the Lease Assignment, the Assurance Letter, the OEF Agreement, the Subordination Agreements and any and all other instruments, and agreements executed in connection with any of the foregoing.

“Loan Party” shall mean, collectively or individually, the Borrower and the Guarantor as the context requires.

“Maintenance Program” shall mean, as it relates to any particular Aircraft, the manufacturer’s airframe maintenance program to the extent it provides coverage for any existing applicable warranty, and thereafter, either the manufacturer’s service program or an agreement which provides for the maintenance and/or overhaul of the airframe and engines consistent with the maintenance programs that cover helicopters of similar model type in the Guarantor’s helicopter fleet from time to time provided however, that if the entire fleet of the Guarantor’s aircraft engaged in search and rescue operations pursuant to contracts with any Governmental Authority of the same make and model are not covered by a manufacturer’s or other third party’s maintenance program, then the Maintenance Program shall mean the Borrower’s approved maintenance program administered by itself or its Affiliate with respect to such Aircraft.

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, (i) a material adverse change in, or a material adverse effect on the business, assets, liabilities (actual or contingent), operations, or condition (financial or otherwise) of the Guarantor and its Subsidiaries, taken as a whole, or (ii) a material impairment on the ability of the Borrower, or of the Guarantor, to perform any of their respective material obligations under the Loan Documents or consummate the transactions described herein.

“Maturity Date” shall mean the earlier of (i) the Scheduled Maturity Date and (ii) the date on which the principal amount of all outstanding Term Loans have been declared or automatically have become due and payable (whether by acceleration or otherwise).

“Modified Exchange Rate” shall have the meaning given to it in Section 2.3(b).

“Mortgage” shall mean a Deed of Mortgage or other document creating a Lien in favor of the Security Trustee for the benefit of the Lenders against the Aircraft securing payment of the Obligations and governed by the laws of England and Wales.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“Notice of Continuation/Conversion” shall mean the notice given by the Borrower to the Administrative Agent in respect of the conversion or continuation of an outstanding Borrowing as provided in Section 2.5(b).

“Notice of Term Loan Borrowing” shall have the meaning given to such term in Section 2.2.

“Obligations” shall mean, with respect to the Borrower, all amounts owing by the Borrower to the Administrative Agent, the Security Trustee or any Lender under the Term Loans or otherwise pursuant to or in connection with this Agreement or any other Loan Document, including without limitation, all principal and interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), and the Borrower’s ratable share of all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses including all fees and expenses of counsel to the Administrative Agent, the Security Trustee and any Lender incurred pursuant to this Agreement or any other Loan Document, together with all renewals, extensions, modifications or refinancings of any of the foregoing.

“OEF Agreement” shall mean the Option Exercise Fee Deed of Agreement, entered into prior to the Borrowing Notice Date, by and among the Administrative Agent, the Security Trustee, BHL, and the Borrower.

“OEF Payment” shall have the meaning given to such term in Section 6.1(b)(i).

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Connection Taxes” means, with respect to the any Finance Party or other recipient of any payment to be made by or on account of any obligation of the Borrower or the Guarantor hereunder or under any other Loan Document, Taxes imposed as a result of a present or former connection between the such Finance Party or other recipient and the jurisdiction imposing such Tax (other than connections arising solely from the execution, delivery, becoming a party to, performing its obligations under, receiving payments under, receiving or perfecting a security interest under, or engaging in any other transaction pursuant to or enforcing any Loan Document).

“Other Taxes” shall mean any and all present or future stamp, court or documentary intangible, recording, filing or similar Taxes or any other excise or property Taxes arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Sections 2.18 or 2.19).

“Parent Guaranty” shall mean the Guaranty Agreement, dated prior to the Borrowing Notice Date, and made by the Guarantor in favor of the Lenders, the Security Trustee and the Administrative Agent.

“Participant” shall have the meaning given to such term in Section 11.5(d).

“Participant Register” shall have the meaning given to such term in Section 11.5(e).

“Payment Office” shall mean the office of the Administrative Agent located at Turnpike House, 123 High Street, Crawley, West Sussex, RH10 1DD, or such other office or such account maintained by or on behalf of the Administrative Agent as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Permitted Liens” shall mean (a) the Lien in favor of the Administrative Agent, the Security Trustee and the Lenders under the Loan Documents, (b) Liens for taxes either not yet due or being contested, (c) materialmen’s, mechanic’s, workmen’s, repairmen’s, employee’s, airport’s, navigation authority’s or other like Liens arising in the ordinary course of business of any Loan Party for sums not yet overdue or being contested, (d) Liens to secure the performance of statutory obligations, surety or appeal bonds, bid or performance bonds, insurance obligations or other obligations of a like nature incurred in the ordinary course of business; except that any such contest described in clauses (b) or (c) must be conducted by such Loan Party, as applicable, in good faith, with due diligence and by appropriate proceedings, so long as such proceedings do not involve, in the Security Trustee’s judgment, any material danger of the sale, foreclosure, transfer, forfeiture or loss of the Collateral, or title thereto, the rights of the Security Trustee and each Lender hereunder or the Security Trustee’s or such Lender’s interest therein, and for the payment of which adequate reserves are being maintained in accordance with GAAP or other appropriate provisions satisfactory to the Security Trustee have been made; and with respect to any such Lien existing at the time the related Collateral shall become subject to Lender’s Lien, such Lien must be effectively subordinated, as and to the extent required in any of the Loan Documents; (e) any Permitted Third Party Agreements permitted in accordance with this Agreement; (f) Liens created under the Maintenance Program; (g) the Department’s rights to acquire the Aircraft pursuant to and in accordance with SAR Contract Condition 58; and (h) Liens created by the Administrative Agent, the Security Trustee or any Lender.

“Permitted Maintenance Jurisdiction” shall mean the United States of America, Canada, Norway, Switzerland and any member state of the European Union.

“Permitted Third Party Agreement” shall mean (a) the Intercompany Leases; and (b) any timeshare agreements or interchange agreements, (i) in which the Borrower remains in operational control of the Aircraft, and (ii) which are entered into by and between the Borrower and a Permitted Third Party User.

“Permitted Third Party User” shall mean the Guarantor or any Affiliate of the Guarantor (other than the Borrower) that is incorporated in the United Kingdom.

“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“Plan” shall mean (i) any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA and “Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA ii) the defined benefit plan of a United Kingdom Subsidiary.

“Pro Rata Share” shall mean with respect any Lender at any time, a percentage, the numerator of which shall be such Lender’s Term Loans at such time, and the denominator of which shall be the aggregate principal amount of all the Term Loans outstanding at such time; provided, however, that in respect of each Lender’s funding under this Agreement, the term shall mean, with respect to any Lender, a percentage, the numerator of which shall be such Lender’s Term Loan Commitment, and the denominator of which shall be the aggregate Term Loan Commitment.

“Records” shall mean any and all logs, manuals, certificates and data and inspection, modification, maintenance, engineering, technical, and overhaul records (whether in written or electronic form) with respect to the airframe, the Engines, the APU, or any other parts of an Aircraft, or any other Collateral, including, without limitation, all records (i) required to be maintained by any Governmental Authority having jurisdiction, or by any manufacturer or supplier with respect to the enforcement of warranties or otherwise, (ii) evidencing the Borrower’s compliance with Applicable Standards, or (iii) with respect to any maintenance service program.

“Reference Bank” means, in relation to the LIBOR Rate, the principal London offices of Barclays Bank PLC, HSBC Bank plc and The Royal Bank of Scotland plc or such other banks as may be selected by the Administrative Agent with the agreement of the Borrower (not to be unreasonably withheld or delayed).

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Administrative Agent at its request by the Reference Banks (provided at least two (2) Reference Banks provide a rate) in relation to the LIBOR Rate, as the rate at which the relevant Reference Bank could borrow funds in the London interbank market, in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective successors, assigns, trustees, directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release Amount” shall mean, in respect of an Aircraft, an amount equal to the aggregate principal amount outstanding under all Lenders’ Term Loans on any date of determination divided by the number of Aircraft securing this Agreement on such date of determination together with all accrued, but unpaid interest, any break costs applicable to the Release Amount (if payment of the Release Amount occurs on a date other than the end of the applicable Interest Period), and any amounts due, owing or payable in respect of such Aircraft in accordance with the Credit Agreement or other Loan Documents (other than contingent indemnification obligations and other contingent payment obligations in each case for which no claim has been made).

“Release Fee” shall have the meaning given to such term in the Assurance Letter.

“Relevant Default” shall mean (i) a Default by the Borrower in respect of any payment obligation hereunder or (ii) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (A) liquidation, reorganization or other relief in respect of either the Borrower or the Guarantor or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (B) the appointment of a custodian, trustee, receiver, liquidator or other similar official for either the Borrower or the Guarantor or for a substantial part of its assets.

“Repayment Date” shall have the meaning given to such term in Section 2.6.

“Representatives” means each of the Administrative Agent and the Security Trustee.

“Required Lenders” shall mean, at any time, Lenders holding more than 50% of the aggregate outstanding Term Loans at such time.

“Requirement of Law” for any Person shall mean the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means any Person which has authority to exercise any Write-down and Conversion Powers.

“Responsible Officer” shall mean any of the manager, managing member, president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer, the controller or a vice president or any other officer or legal personnel of the Borrower, the Guarantor or any Permitted Third Party User or such other representative of the Borrower, the Guarantor or any Permitted Third Party User as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent.

“Sanction” means any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the government of United States of America (including without limitation, OFAC or the U.S. Department of State), the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Country” means, at any time, a country, region or territory that is, or whose government is, the subject or target of any Sanction that broadly prohibits trade or investment with that country, region or territory.

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, (b) a Person named on the Sanctioned Entities List maintained by the U.S. Department of State available at http://www.state.gov, or as otherwise published from time to time, (c) a Person named on the lists maintained by the United Nations Security Council available at http://www.un.org/sc/committees/list_compend.shtml, or as otherwise published from time to time, (d) a Person named on the lists maintained by the European Union available at http://eeas.europa.eu/cfsp/sanctions/consol-list_en.htm, or as otherwise published from time to time, (e) a Person named on the lists maintained by Her Majesty’s Treasury of the United Kingdom available at http://www.hm-treasury.gov.uk/fin_sanctions_index.htm, or as otherwise published from time to time, (f) any Person physically located, organized or resident in a Sanctioned Country or (g) any Person controlled by any such Person, to the extent that applicable Sanctions prohibit transactions with such controlled Person.

“SAR Addendum” shall mean the UK Search and Rescue Addendum attached as Addendum 1.

“SAR Contract” shall mean Contract No. NRP 10045 UKSARH by and between BHL and the Department, pursuant to which BHL provides search and rescue services on a long-term basis on behalf of the Department.

“SAR Contract Condition 42” has the meaning given such term in clause (a) of Section 6.1.

“SAR Contract Condition 58” has the meaning given such term in clause (a) of Section 6.1.

“Scheduled Maturity Date” shall mean the date that is eighty-four (84) months after the Funding Date.

“Secured Parties” means each of the Administrative Agent, the Security Trustee and each Lender.

“State of Registration” means the United Kingdom.

“Sterling Amount” means the aggregate amount of the Term Loans to be advanced by the Lenders on the Funding Date calculated by converting the Dollar Drawdown Amount to GBP using the Agreed Exchange Rate.

“Subsidiary” shall mean, with respect to any person (the “parent”), any corporation, partnership, joint venture, limited liability company, trust, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent, together with any other corporation, partnership, joint venture, limited liability company, trust, association or other entity, the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties and similar deductions, charges or withholdings in the nature of a tax imposed by any Governmental Authority, including any interest, additions to Tax or penalties applicable thereto.

“Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make a Term Loan, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Lender on the Funding Date. The amount of each Lender’s Term Loan Commitment is set forth on Schedule II. The aggregate amount of the Lenders’ Term Loan Commitments is $109,890,000 in Dollars to be advanced in GBP at the Agreed Exchange Rate (and if an Exchange Rate Acceptance has occurred pursuant to Section 2.3(b)(i), converted to Dollars in accordance with Section 2.4 hereof).

“Term Loans” shall mean collectively, each Lender’s Term Loan made pursuant to such Lender’s Term Loan Commitment. “Term Loan” shall mean any one of them or the principal amount outstanding for the time being of that Term Loan.

“Term Note” shall mean, with respect to any Term Loan, a promissory note of the Borrower payable to a requesting Lender in the initial principal amount of such Term Loan in substantially the form of Exhibit A.

“TSA” shall mean the Transportation Security Administration and/or the Administrator of the TSA, or any Person or Governmental Authority succeeding the functions of any of the foregoing.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.

“VAT” means value added tax imposed in compliance with council directive EC Directive 2006/112 and any other Tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such Tax, or elsewhere.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-down and Conversion Powers” in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule.

Section 1.2. Reserved.

Section 1.3. Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statements of the Guarantor delivered pursuant to Section 5.1(a); if (i) any change in accounting principles from those used in the preparation of the financial statements of the Guarantor referred to in Section 5.1 is hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions), and such change materially affects the calculation of any component of any financial covenant, standard or term found in this Agreement, or (ii) there is a material change in federal, state or foreign tax laws which materially affects any of the Borrower and their Subsidiaries’ ability to comply with the covenants, standards or terms found in this Agreement, the Borrower and the Lenders agree to enter into negotiations in order to amend such provisions (with the agreement of the Required Lenders or, if required by Section 11.3, all of the Lenders) so as to equitably reflect such changes with the desired result that the criteria for evaluating any of the Borrower’s and its Subsidiaries’ financial condition shall be the same after such changes as if such changes had not been made. Unless and until such provisions have been so amended, the provisions of this Agreement shall govern.

Section 1.4. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement, (v) all references to a specific time shall be construed to refer to the time in the city of the Administrative Agent’s principal office, unless otherwise indicated and (vi) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws). A Default or an Event of Default “exists” if it has not been remedied or waived.

ARTICLE II

AMOUNT AND TERMS OF THE TERM LOAN COMMITMENT

Section 2.1. Term Loan Commitment.

(a) Subject to and upon the terms and conditions herein set forth, each Lender severally agrees to make one (1) Term Loan to the Borrower during the Availability Period in the principal amount of such Lender’s Term Loan Commitment, to be advanced in GBP at the Agreed Exchange Rate.

(b) No Lender shall have any obligation to make its Term Loan hereunder after the end of the Availability Period. The Borrowing hereunder will be a Term Loan that incurs interest at the LIBOR Rate (or at such other rate determined in accordance with this Agreement). Amounts repaid or prepaid in respect of each Lender’s Term Loan may not be reborrowed.

(c) If all of the Lenders’ Term Loan Commitments are not drawn by the Borrower on the Funding Date, the Lenders’ Term Loan Commitments shall be reduced by any such undrawn amount and automatically cancelled to that extent so that any unused Term Loan Commitments (after the Funding) have been reduced to zero.

(d) The Borrower may, at any time that the Lender’s Term Loan Commitments are not drawn, send notice to the Administrative Agent, that the Lender’s Term Loan Commitments shall be reduced by the amount specified in the notice and such reduced amount shall be automatically cancelled to such extent.

Section 2.2. Requests for Term Loan Borrowing. To request the Borrowing, the Borrower shall give the Administrative Agent a written notice (or telephonic notice promptly confirmed in writing) of such Borrowing substantially in the form of Exhibit 2.2 (a “Notice of Term Loan Borrowing”), prior to 11:00 a.m. (New York, New York time) at least five (5) Business Days prior to the requested date of such Borrowing (the “Borrowing Notice Date”). As a condition to issuing a Notice of Term Loan Borrowing, an Exchange Rate Acceptance must have occurred. The Notice of Term Loan Borrowing shall be irrevocable and shall specify: (i) the principal amount of such Borrowing of an amount in Dollars not exceeding $109,890,000 and which is equal to the Dollar amount for which the Agreed Exchange Rate was established pursuant to the applicable Exchange Rate Call (the “Dollar Drawdown Amount”), (ii) the date of such Borrowing (which shall be a Business Day and at least five (5) Business Days after the date of the Notice of Term Loan Borrowing and which shall be the same as the proposed date of Borrowing for which the Agreed Exchange Rate was established pursuant to the applicable Exchange Rate Call), (iii) the account to which the proceeds of such Borrowing should be credited, (iv) the Agreed Exchange Rate; and (v) the Sterling Amount. The Borrower shall deliver the Notice of Term Loan Borrowing to the Administrative Agent prior to 11:00 a.m. (New York, New York time), on the same date following an Exchange Rate Acceptance in accordance with Section 2.3(d). Such Notice of Term Loan Borrowing shall be delivered and completed in accordance with this Section 2.2 and Section 2.3(d).

Section 2.3. Establishment of the Agreed Exchange Rate. (a) At the Borrower’s written request that may be given by email provided reasonably in advance, which request shall include the

Dollar amount in respect of which the Borrower proposes to establish an Agreed Exchange Rate, and which Dollar amount shall be inserted in the Notice of Term Loan Borrowing pursuant to Section 2.2(i) (if an Agreed Exchange Rate is agreed between the parties), the Administrative Agent shall consult with the Borrower and agree on a time between 10:00 a.m. and 3:00 p.m. (London time) on any Business Day at which time the Borrower and the Administrative Agent shall join a call in order to determine whether the parties are able to agree on the rate at which the Administrative Agent shall convert the amount in respect of the Term Loans it receives in GBP from the Lenders to Dollars on the Funding Date, which rate is to be reasonably commensurate with indicative forward rates of exchange on Bloomberg Markets as FX fixing for settling the purchase of Dollars in an amount equal to the Dollar Drawdown Amount with GBP on the Funding Date (the “Exchange Rate”), in accordance with Section 2.4 (the “Exchange Rate Call”). In such written request, the Borrower shall nominate any individual who is authorized to bind the Borrower (the “Authorized Representative”) and who shall attend the Exchange Rate Call in order to accept or reject any Exchange Rate quoted by the Administrative Agent in accordance with Section 2.3(b)

(b) At the time agreed pursuant to Section 2.3(a), the Authorized Representative and the Administrative Agent shall join the Exchange Rate Call and the Administrative Agent shall provide the Authorized Representative with the quoted Exchange Rate. The Authorized Representative agrees that the Administrative Agent shall record the Exchange Rate Call. The Authorized Representative shall immediately state that the quoted Exchange Rate is:

(i) accepted by the Authorized Representative on behalf of the Borrower by stating “Confirmed and accepted for funding the Dollar Drawdown Amount in Dollars” in which case (x) such quoted Exchange Rate shall be the Agreed Exchange Rate and (y) the Administrative Agent shall be required to convert the Term Loans it receives in GBP from the Lenders to Dollars on the Funding Date pursuant to Section 2.4(a); or

(ii) rejected by stating “Refused” in which case such Exchange Rate Call shall be considered a dry run and such Exchange Rate shall be an indicative rate, non-binding and not capable of acceptance by the Authorized Representative on behalf of the Borrower;

provided that, if, at the time during the Exchange Rate Call the Administrative Agent is in position to execute the transaction at the Agreed Exchange Rate immediately following the Authorized Representative’s acceptance pursuant to clause (i) of this Section 2.3(b), (A) the available Exchange Rate at such time has moved one pip (0.0001) or less in either direction from the quoted Exchange Rate (such modified Exchange Rate being referred to herein as a “Modified Exchange Rate”), (1) such Modified Exchange Rate shall be the Agreed Exchange Rate (in lieu of the quoted Exchange Rate), (2) the Administrative Agent shall notify the Authorized Representative of the Agreed Exchange Rate (as so modified) during the Exchange Rate Call and (3) an Exchange Rate Acceptance shall be deemed to have occurred with respect to the Agreed Exchange Rate (as so modified) or (B) the available Exchange Rate at such time has moved more than one pip (0.0001) in either direction from the quoted Exchange Rate, the Administrative Agent shall during such Exchange Rate Call notify the Authorized Representative that the quoted Exchange Rate is to be disregarded and not modified, in which case (1) the quoted Exchange Rate shall be disregarded and neither the quoted Exchange Rate, nor any modification thereof, shall be considered to be the Agreed Exchange Rate, (2) notwithstanding any other provision of this Agreement, any acceptance of such quoted Exchange Rate on the Exchange Rate Call prior to such notification shall not be, or have caused to occur, an Exchange Rate Acceptance, (3) the Authorized Representative shall be entitled to request a new quoted Exchange Rate during the Exchange Rate Call and (4) the new quoted Exchange Rate shall either be accepted or rejected by the Authorized Representative in accordance with this Section 2.3(b).

(c) If the Authorized Representative does not state either “Confirmed and accepted for funding the Dollar Drawdown Amount in Dollars” or “Refused” within the required time period in accordance with clause (i) or (ii) of Section 2.3(b), such failure to respond shall constitute a rejection of the quoted Exchange Rate and Section 2.3(b)(ii) shall apply as if the Authorized Representative had stated “Refused”.

(d) If the Authorized Representative on behalf of the Borrower accepts a quoted Exchange Rate in accordance with Section 2.3(b)(i) or if a Modified Exchange Rate is otherwise subsequently determined in accordance with Section 2.3(b) to be the Agreed Exchange Rate (in each case, an “Exchange Rate Acceptance”), the Borrower shall promptly following the termination of the Exchange Rate Call:

(i) date the Notice of Term Loan Borrowing the same date of the Exchange Rate Call; and

(ii) complete the relevant sections of the Notice of Term Loan Borrowing with the proposed date of Borrowing (which must be the same as the proposed date of Borrowing for which the Agreed Exchange Rate was established pursuant to the applicable Exchange Rate Call), the Agreed Exchange Rate, the Sterling Amount and the Dollar Drawdown Amount.

The Borrower shall, prior to 11:00 a.m. (New York, New York time), on the same date following the termination of the Exchange Rate Call on which an Exchange Rate Acceptance has occurred, send the completed and dated Notice of Term Loan Borrowing to the Administrative Agent.

(e) If the Authorized Representative on behalf of the Borrower rejects a quoted Exchange Rate in accordance with Section 2.3(b)(ii), the Borrower shall be entitled to request further Exchange Rate Calls in accordance with Section 2.3(a) until and including the date that is five (5) Business Days prior to the final day of the Availability Period.

Section 2.4. Funding of Borrowing.

(a) Upon an Exchange Rate Acceptance and release of the Notice of Term Loan Borrowing in accordance with Section 2.3(d), the Administrative Agent shall promptly notify each Lender of the amount of such Lender’s Term Loan in GBP which the Lender is required to make available to the Administrative Agent in accordance with this Section. The GBP amount that each Lender is required to make available to the Administrative Agent shall be each such Lender’s Pro Rata Share of the aggregate Dollar Drawdown Amount converted into GBP at the Agreed Exchange Rate. Each Lender will make available the Term Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 4:00 p.m. (London time) to the Administrative Agent at the Payment Office. Upon receipt of the Term Loans from the Lenders, the Administrative Agent shall exchange the Term Loans into a Dollar amount equal to the Dollar Drawdown Amount that same day by converting the Term Loans into Dollars at the Agreed Exchange Rate. The Administrative Agent will make such Term Loans available to the Borrower by promptly crediting an amount equal to the Dollar Drawdown Amount in Dollars, by the close of business on such proposed date, to an account maintained by the Borrower with the Administrative Agent or at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.

(b) Unless the Administrative Agent shall have been notified by any Lender prior to 5:00 p.m. (New York, New York time) one (1) Business Day prior to the date on which such Lender is to participate in the Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower on such date a corresponding amount in Dollars. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with (i) interest at a rate determined by the Administrative Agent as being that which reflects its costs of funds and (ii) any Losses incurred as a result of any change in the exchange rate (calculated in the same manner as the Exchange Rate except for the purchase of GBP rather than Dollars) available to the Administrative Agent relative to the Agreed Exchange Rate (the “FX Loss”). If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and, if required by the Administrative Agent, the Borrower shall immediately return such corresponding amount to the Administrative Agent, together with accrued interest calculated at its costs of funds; provided however that the Borrower shall not be required to pay the FX Loss. Any such amount returned by the Borrower shall cease to form part of the Borrowing and shall be considered as not advanced by the relevant Lender and the provisions of this Agreement shall apply and be interpreted accordingly. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of the Borrowing hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(c) The Borrowing shall be made by the Lenders on the basis of their respective Pro Rata Shares. Only one Borrowing shall occur under this Agreement and it shall be made on the Funding Date. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Term Loan provided to be made by it hereunder, regardless of the failure of any other Lender to make its Term Loan hereunder.

(d) If before close of business in London two (2) Business Days prior to the relevant Interest Period the Administrative Agent receives notification from a Lender or Lenders (whose participations in the Term Loans exceed 45% of the Term Loans) that the cost to such Lender of funding its participation in the Loan from whatever source it may reasonably select would be in excess of the LIBOR Rate or the LIBOR Rate is unavailable or cannot otherwise be determined in accordance with its definition set forth herein, then subsection (e) following will apply to the Term Loan or Term Loans for the relevant Interest Period.

(e) If this subsection (e) applies by reason of subsection (d), then the rate of interest on the applicable Lender’s Term Loan (or Lenders’ Term Loans, as applicable) for the relevant Interest Period will be the percentage rate per annum which is the sum of:

(i) the Applicable Margin; and

(ii) the rate notified to the Agent by the applicable Lender as soon as practicable and in any event before the date on which interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in the Borrowing whatever source it may reasonably select.

If this subsection (e) applies by reason of subsection (d) and all the Lenders or the Borrower so require, the Lenders and the Borrower must enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest and/or funding for the Borrowing. Any alternative basis agreed pursuant to the foregoing sentence will, with the prior written consent of all the Lenders and the Borrower be binding on all parties.

Section 2.5. Interest Elections.

(a) The Borrowing initially shall have an initial Interest Period as specified in such Notice of Term Loan Borrowing. Thereafter, the Borrower may elect to convert the length of each Interest Period as it relates to the Borrowing.

(b) To make an election in respect of an Interest Period pursuant to this Section 2.5, the Borrower shall give the Administrative Agent written notice, substantially in the form of Exhibit 2.5 attached hereto (a “Notice of Continuation/Conversion”), prior to 4:00 p.m. (London time) five (5) Business Days prior to the final date of the Interest Period preceding the Interest Period to which the election relates and which is then continuing and no earlier than 10 Business Days before such date. Each such Notice of Continuation/Conversion shall be irrevocable and shall specify the Interest Period applicable thereto after giving effect to such election, which shall be a period (or periods) contemplated by the definition of “Interest Period” subject to the restrictions set out in such definition.

(c) If, prior to 4:00 p.m. (London time) on the date falling five (5) Business Days prior to the final day of an Interest Period, the Borrower shall have failed to deliver a Notice of Continuation/Conversion in respect of the subsequent Interest Period, then the Borrower shall be deemed to have elected to continue the Borrowing with the same length of Interest Period applicable to the Interest Period continuing as of such date or such shorter period which would result in such Interest Period ending on the next Repayment Date or Final Maturity Date, as applicable.

(d) Upon receipt of any Notice of Continuation/Conversion, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of the Borrowing.

Section 2.6. Amortization and Repayment of Term Loans.

(a) The Borrower shall repay to each Lender outstanding principal in respect of its Term Loan (together with accrued and unpaid interest thereon) on 31 March, 30 June, 30 September and 31 December (each a “Repayment Date”), commencing on the last Business Day of the first full calendar quarter ending after the calendar quarter on which the Term Loans are drawn in an amount equal to 1.5% of the amount advanced to the Borrower in respect of the Term Loan made by such Lender in accordance with Section 2.4(a).

(b) The outstanding principal amount of all Term Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Maturity Date.

Section 2.7. Evidence of Indebtedness.

(a) Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to such Lender resulting from the Term Loan made by such Lender to the Borrower, including the amounts of principal and interest payable thereon and paid to such Lender by the Borrower from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Term Loan Commitment of each Lender, (ii) the amount of the Term Loan made hereunder by each Lender, (iii) the Interest Period applicable to the Borrowing, (iv) the date of each continuation thereof pursuant to Section 2.5, (v) the date of each conversion of all or a portion thereof pursuant to Section 2.5, (vi) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to the Lenders hereunder in respect of the Term Loans and (vii) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of their respective Term Loans and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Term Loan (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.

(b) At the request of any Lender at any time, the Borrower agrees that it will execute and deliver to such Lender a Term Note, payable to such Lender.

Section 2.8. Optional Prepayments.

(a) The Borrower shall have the right at any time and from time to time to prepay the Borrowing, in whole or in part, by giving written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than in the case of any prepayment, 11:00 a.m. (London time) not less than five (5) Business Days prior to any such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of the Term Loans or any portion thereof to be prepaid; provided that any such notice may state that such notice is conditioned upon the effectiveness of other credit facilities or any incurrence or issuance of debt or equity or the occurrence of any other transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied (it being understood that the Borrower shall be required to pay any amounts required pursuant to Section 2.15 in any such event). Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender and the Security Trustee of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.10; provided, that if a Borrowing (or part thereof) is prepaid on a date other than the last day of an Interest Period, the Borrower shall also pay all amounts required pursuant to Section 2.15. The aggregate principal amount of each partial prepayment of the Borrowing shall be an integral multiple of $1,000,000. Each prepayment of the Borrowing shall be applied ratably to the Term Loans comprising the Borrowing. The Borrower shall pay the Administrative Agent the accrued interest set forth in clause (d) of Section 2.10.

(b) Any prepayment made pursuant to clause (a) of this Section 2.8 shall be applied to reduce the subsequent scheduled payments of the Borrowing to be made pursuant to Section 2.6 in inverse order of their scheduled payments.

(c) In connection with any such optional prepayment of the Borrowing in whole or in part pursuant to this Section 2.8, the Borrower agrees to pay to the Lenders (in the aggregate to be divided between them on the basis of their Pro Rata Share) a prepayment fee in an amount equal to the following:

(i) if the applicable prepayment for any such Borrowing (or portion thereof) occurs no later than twelve months after the Funding Date, 0.50% of the aggregate principal amount of such prepayment;

(ii) if the applicable prepayment for any such Borrowing (or portion thereof) occurs more than twelve months, but no later than 18 months, after the Funding Date, 0.25% of the aggregate principal amount of such prepayment; and

(iii) if the applicable prepayment for any such Borrowing (or portion thereof) occurs more than 18 months after the Funding Date, 0.00% of the aggregate principal amount of such prepayment.

Section 2.9. Mandatory Prepayments.

(a) Upon the occurrence of any Event of Loss with respect to any Aircraft, the Borrower shall pay the Release Amount as it relates to such Aircraft calculated in accordance with Section 2.17, promptly upon its receipt of insurance proceeds relating to such Event of Loss, but in no event later than ninety (90) days after the occurrence of such Event of Loss (irrespective as to whether any or all of such proceeds have been received). Upon Administrative Agent’s receipt in good funds of all of the amounts required to be paid pursuant to the preceding sentence (whether by applying Borrower’s payment of such amounts, or any such insurance proceeds, or both), the Security Trustee shall release the Liens created pursuant to the applicable Loan Documents relating to such Aircraft, and, provided a Relevant Default or Event of Default has not occurred and is continuing, the Administrative Agent shall promptly remit to the Borrower any such insurance proceeds so received by the Administrative Agent, in excess of such amount required to be paid.

(b) Each prepayment made pursuant to clause (a) of this Section 2.9 shall be without premium, penalty, or prepayment fee.

Section 2.10. Interest on Term Loans.

(a) The Borrower shall pay interest on each Term Loan at the LIBOR Rate (or at such other rate determined in accordance with this Agreement) for the applicable Interest Period in effect for such Term Loan, plus the Applicable Margin in effect from time to time, which, in respect of the first Interest Period to occur hereunder, shall be the Interpolated Rate for such Period.

(b) If the Borrower fails to pay any amount payable by it under a Loan Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate (“Default Interest”) which, subject to paragraph (c) below, is 2 per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Borrowing in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Administrative Agent (acting reasonably). Any interest accruing under this Section 2.10(b) shall be immediately payable by the Borrower on demand by the Administrative Agent.

(c) If any overdue amount consists of all or part of a Term Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i) the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii) the rate of interest applying to the overdue amount during that first Interest Period shall be 2 per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.

(d) Interest on the principal amount of all Term Loans shall accrue from and including the date such Term Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Term Loans shall be payable on the last day of each Interest Period applicable thereto. All Default Interest shall be payable on demand.

Section 2.11. Fees. The Borrower shall pay to the Administrative Agent for its own account or for the account of the Lenders, as applicable, fees in the amounts and at the times previously agreed upon in the Fee Letter. As provided therein, the Borrower shall pay a commitment fee in Dollars, which shall accrue at 35 basis points per annum determined on the daily amount of the unused Term Loan Commitments of the Lenders from and including the Closing Date to but excluding the earlier of (i) the date of termination of this Agreement pursuant to Section 3.5 hereof, (ii) the Funding Date and (iii) the final day of the Availability Period. Such accrued and unpaid commitment fee shall be paid to the Administrative Agent for the account of the Lenders (i) no later than one (1) Business Day after the date of termination of this Agreement pursuant to Section 3.5 hereof, (ii) the Funding Date and (iii) the final day of the Availability Period, as applicable.

Section 2.12. Computation of Interest and Fees. All computations of interest on Term Loans and amounts determined by reference to a rate determined by the Administrative Agent shall be calculated on the basis of a 365-day year and shall be payable for the actual number of days elapsed (including the first day but excluding the last day) during the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest amount or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

Section 2.13. Illegality.

If it becomes unlawful in any applicable jurisdiction for any Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its Term Loan:

(i) such Lender shall promptly notify the Borrower upon becoming aware of that event; and

(ii) upon the Lender so notifying the Borrower, (A) Lender’s Pro Rata Share of the Term Loan Commitment will be immediately cancelled; and (B) the Borrower shall repay such Lender’s Pro Rata Share of the outstanding Term Loan on the last day of the Interest Period for each Term Loan occurring after such Lender has notified the Borrower or, if earlier, the date specified by such Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).

Section 2.14. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender; or

(ii) impose on any Lender or the libor interbank market any other condition affecting this Agreement or any Term Loan made by such Lender;

and the result of either of the foregoing is to increase materially the cost to such Lender of making, converting into, continuing or maintaining a Term Loan or to reduce the amount received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then the Borrower shall promptly pay, upon written notice from and demand (specifying the basis therefor and the computation with respect thereto) by such Lender on the Borrower (with a copy of such notice and demand to the Administrative Agent), to the Administrative Agent for the account of such Lender within ten (10) Business Days after the date of such notice and demand, additional amount or amounts sufficient to compensate such Lender for such additional costs incurred or reduction suffered as stated in the applicable demand.

(b) If any Lender shall have reasonably determined that on or after the date of this Agreement any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital (or on the capital of such Lender’s parent corporation) as a consequence of its obligations hereunder to a level below that which such Lender or such Lender’s parent corporation could have achieved but for such Change in Law (taking into consideration such Lender’s policies or the policies of such Lender’s parent corporation with respect to capital adequacy) then, from time to time, within ten (10) Business Days after receipt by the Borrower of written notice from and demand by such Lender (with a copy thereof to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender or such Lender’s parent corporation for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or such Lender’s parent corporation, as the case may be, specified in paragraph (a) or (b) of this Section 2.14 shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive absent manifest error.

(d) If any Lender makes such a claim for compensation under this Section, it shall provide to the Borrower a certificate executed by an officer of such Person setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) no later than one hundred and twenty (120) days after the event giving rise to the claim for compensation. In any event, the Borrower shall not have any obligation to pay any amount with respect to claims accruing prior to the 120th day preceding such written demand except if the Change in Law giving rise to such incremental costs or reductions is retroactive then the 120-day period shall be extended to include the period of retroactive effect thereof.

(e) In respect of this Section 2.14, the payment of any materially increased costs attributable to the implementation of, or compliance with, Basel III or CRD IV and the Borrower’s obligation to pay such costs to a Finance Party shall be subject to that Finance Party confirming to the Borrower (if requested to do so by the Borrower) at the relevant time that any such costs are due and the payment of such costs is consistent with the general approach that the Finance Party is taking with respect to other similarly rated borrowers and transactions with similar features and similar security.

Section 2.15. Funding Indemnity and Other Losses. In the event of (a) the payment of any principal of a Term Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), or (b) the failure by the Borrower to issue a duly completed Notice of Term Loan Borrowing in accordance with Section 2.3(d) following an Exchange Rate Acceptance or to borrow, prepay or continue any Term Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrower shall indemnify the Administrative Agent and each Lender, within ten (10) Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event provided however that the Borrower shall not be obligated to indemnify any Lender or the Administrative Agent to the extent that a failure to borrow is caused by the default or negligence of such Lender or the Administrative Agent. In the event of (a) above in relation to a Lender, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Term Loan if such event had not occurred at the LIBOR Rate applicable to such Term Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow or continue, for the period that would have been the Interest Period for such Term Loan) over (B) the amount of interest which that Lender would be able to obtain by placing an amount equal to the relevant principal amount on deposit with a lending bank in the London Interbank market for the same period. If any Lender or the Administrative Agent makes such a claim for indemnification under this Section, it shall provide to the Borrower a certificate executed by an officer of such Person setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) no later than one hundred twenty (120) days after the event giving rise to the claim for indemnification. In any event, the Borrower shall not have any obligation to pay any amount with respect to claims accruing prior to the 120th day preceding such written demand. In the event the Borrower fails to borrow the Term Loans on the date stated in a Notice of Term Loan Borrowing, the Borrower shall indemnify the Administrative Agent within five (5) Business Days of written demand in an amount equal to (i) the excess (if any) of the Sterling Amount (determined on the Exchange Call) over the amount of GBP received by the Administrative Agent after the Administrative Agent has exchanged the Dollar Drawdown Amount into GBP (the “Excess Amount”) at a rate of exchange on a spot basis reasonably commensurate with indicative spot rates of exchange on Bloomberg Markets as FX for settling the purchase of GBP with Dollars, which exchange the Administrative Agent shall make promptly on, and shall notify the Borrower thereof (including the amount of GBP received and the amount of any such excess) on, the date which would have otherwise been the Funding Date; and (ii) interest at the rate per annum which accurately reflects the Administrative Agent’s costs of financing the Excess Amount from whatever source it may reasonably select commencing on the date which would have otherwise been the Funding Date to but excluding the date on which the Administrative Agent receives the indemnified amount described in clauses (i) and (ii) foregoing from the Borrower.

Section 2.16. Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Taxes unless required by law. If the Borrower shall be required by law to deduct any Taxes from such payments, then (i) in the case of Indemnified Taxes, the sum payable shall be increased as necessary so that after making all required deductions for Indemnified Taxes (including deductions applicable to additional sums payable under this Section 2.16) the Administrative Agent, the Security Trustee or any Lender, as the case may be, shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make all such deductions of Taxes and (iii) the Borrower shall pay the full amount of Taxes deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law and shall indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to Other Taxes payable in respect of the Loan Documents.

(c) The Borrower shall indemnify the Administrative Agent, the Security Trustee and each Lender, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes imposed or asserted by a Governmental Authority and paid by the Administrative Agent, the Security Trustee or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability (together with a brief description of the basis therefor) delivered to the Borrower by a Lender, or by the Administrative Agent or the Security Trustee on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Authority under Section 2.16(a) or (b), the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Lender that is entitled to an exemption from or reduction of any Tax with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without such Tax or at a reduced rate. Without limiting the generality of the foregoing, each Foreign Lender agrees that it will deliver, to the extent that it is legally entitled to do so, to the Administrative Agent and the Borrower (or in the case of a Participant, to the Lender from which the related participation shall have been purchased), as appropriate, two (2) duly completed copies of (i) Internal Revenue Service Form W-8ECI, or any successor form thereto, certifying that the payments received from the Borrower hereunder are effectively connected with such Foreign Lender’s conduct of a trade or business in the United States; or (ii) Internal Revenue Service Form W-8BEN or W-8BEN-E, or any successor form thereto, certifying that such Foreign Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest; or (iii) Internal Revenue Service Form W-8BEN or W-8BEN-E, or any successor form prescribed by the Internal Revenue Service, together with a certificate stating that (1) the Foreign Lender is not a bank for purposes of Code section 881(c)(3)(A), or the obligation of the Borrower hereunder is not, with respect to such Foreign Lender, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of Code section 881(c)(3)(A); (2) the Foreign Lender is not a 10% shareholder of the Borrower within the meaning of Code section 871(h)(3) or 881(c)(3)(B); and (3) the Foreign Lender is not a controlled foreign corporation that is related to the Borrower within the meaning of Code section 881(c)(3)(C); or (iv) such other Internal Revenue Service forms as are applicable to the Foreign Lender, including Forms W-8 IMY, W-8 EXP, W-8 ECI or W-8 BEN-E. Each such Foreign Lender shall deliver to the Borrower and the Administrative Agent such forms on or before the date that it becomes a party to this Agreement (or in the case of a Participant, on or before the date such Participant purchases the related participation). In addition, each such Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Each such Foreign Lender shall promptly notify the Borrower and the Administrative Agent at any time that it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower. If any indemnified party becomes aware that it has received and, in its determination, utilized a refund of any Indemnified Tax or Other Tax with respect to which the Borrower has paid any amount pursuant to this Section 2.16, such Lender, the Security Trustee or the Administrative Agent shall pay the amount of such refund (including any interest received from the Governmental Authority with respect thereto) net of all reasonable out-of-pocket expenses incurred by the indemnified party to the Borrower within fifteen (15) days after utilization thereof provided that the Borrower agrees to repay the amount paid to it (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the indemnified party in the event that the indemnified party is required to repay such refund to the relevant Governmental Authority. Each indemnified party shall provide, at the sole cost and expense of the Borrower, such assistance as the Borrower may reasonably request in order to obtain such refund; provided, however, that no indemnified party shall be required to disclose any information to the Borrower with respect to the tax position of the indemnified party or take any other action that may adversely affect the indemnified party as determined in the indemnified party’s judgment. Notwithstanding anything to the contrary in this paragraph, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f) If a payment made to a Lender (including solely for purposes of Section 2.16(e), Section 2.16(g) and this Section 2.16(f), the Administrative Agent) under any Loan Document would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with such Lender’s obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of the preceding sentence, “FATCA” shall include any amendments made to FATCA after the Closing Date.

(g) Any Lender that is a United States person under Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), properly completed and executed copies of IRS Form W-9 certifying that the Lender is exempt from U.S. federal backup withholding tax.

(h) Each Lender agrees that if any form or certification it previously delivered pursuant to Section 2.16(e), (f) or (g) becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(i) For purposes of this Section 2.16, the term “applicable law” includes FATCA.

(j) All amounts payable by any Borrower hereunder shall be deemed to be exclusive of any VAT, and accordingly, if VAT is or becomes chargeable on any supply made by any Finance Party (or the representative member of its VAT group, if applicable) to any Borrower and that Finance Party (or said representative member) is required to account to the relevant Governmental Authority for such VAT, that Borrower shall pay to that Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and that Finance Party shall promptly provide an appropriate VAT invoice to that Borrower).

(k) Where a Loan Document requires any party to reimburse or indemnify a Finance Party for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(l) Any reference in Section 2.16(k) to any Finance Party shall, at any time when such Finance Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to other members of such group.

Section 2.17. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Sections 2.14, 2.15 and 2.16, or otherwise) at the Payment Office prior to 4:00 p.m. (London time) on the date when due, in immediately available funds, free and clear of any defenses, rights of setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except that payments pursuant to Sections 2.14, 2.15, 2.16 and 11.4 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension.

(b) All payments of Obligations (other than the commitment fees) shall be made in GBP.

(c) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, and other amounts not required to be applied in another manner ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(d) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on its Term Loan or fees that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loan and accrued interest thereon or fees than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in its Term Loan to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount or amounts due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent which reflects its costs of funds.

(f) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.3(a), 2.16(d) or 11.4(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.18. Mitigation of Obligations. If (i) the Term Loan Commitment of any Lender is required to be cancelled and its Term Loan is required to be repaid under Section 2.13, (ii) any Lender requests compensation under Section 2.14, or (iii) if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall, on the written request of the Borrower, take all reasonable steps to mitigate such circumstances, including, without limitation, using reasonable efforts to designate a different lending office for funding or booking its Term Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such steps (y) would eliminate the need to cancel the Term Loan Commitment and repay the Term Loan under Section 2.13 or, as applicable, would reduce amounts payable under Section 2.14 or Section 2.16, as the case may be, in the future and (z) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such steps.

Section 2.19. Replacement of Lenders. If (a) any Lender has demanded compensation, indemnification or additional interest or given notice of its intention to demand compensation, indemnification or additional interest under Section 2.14 or 2.16, (b) the Borrower is required to pay any additional amount to any Lender under Section 2.15, (c) any Lender is unable to submit any form or certificate required under Section 2.16 or withdraws or cancels any previously submitted form with no substitution therefor, (d) any Lender gives notice of any Change in Law pursuant to Section 2.13, (e) any Lender has been declared insolvent or a receiver or conservator has been appointed for a material portion of its assets, business or properties, (f) any Lender shall seek to avoid its obligation to make or maintain its Term Loan hereunder for any reason, including, without limitation, reliance upon 12 U.S.C. § 1821(e) or (n) (1) (B), (g) any Taxes referred to in Section 2.16 have been levied or imposed (or the Borrower determines in good faith that there is a substantial likelihood that such Taxes will be levied or imposed) so as to require withholding or deductions by the Borrower or payment by the Borrower of additional amounts to any Lender, or other reimbursement or indemnification of any Lender, as a result thereof, or (h) any Lender shall decline to consent to a modification or waiver of the terms of this Agreement or any other Loan Documents requested by the Borrower where such Lender’s consent is required in order for such modification or waiver to become effective and all other Lenders have consented, then and in such event, upon written request from the Borrower delivered to such Lender and the Administrative Agent, such Lender shall assign, in accordance with the provisions of Section 11.5 and an appropriately completed Assignment and Acceptance, all of its rights and obligations under the Loan Documents to another Lender or a commercial banking institution selected by the Borrower, subject to the agreement of such Lender or commercial banking institution and (in the case of a commercial banking institution) reasonably satisfactory to the Administrative Agent, in consideration for the payments set forth in such Assignment and Acceptance and payment by the Borrower to such Lender of all other amounts which such Lender may be owed pursuant to this Agreement, including, without limitation, Sections 2.13, 2.14, 2.15 or 2.16.

ARTICLE III

CONDITIONS PRECEDENT TO EFFECTIVENESS AND FUNDING OF TERM LOANS

Section 3.1. Conditions To Effectiveness. This Agreement shall not become effective until the date on which the Administrative Agent (or its counsel) shall have received the following (unless waived in accordance with Section 11.3):

(a) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder, for which invoices (including estimated expenses) have been presented to the Borrower no later than two (2) days before the Closing Date.

(b) The Administrative Agent (or its counsel) shall have received the following:

(i) a counterpart of this Agreement signed by or on behalf of each party hereto;

(ii) a counterpart of the Fee Letter signed by or on behalf of each party thereto;

(iii) receipt and review, reasonably satisfactory to the Lenders of (A) the annual audited consolidated financial statements of the Guarantor for the Fiscal Year ended March 31, 2016, including the balance sheet, income statement and cash flow statement, audited by independent public accountants of recognized national standing and prepared in conformity with GAAP, and (B) the consolidated financial statements of the Guarantor for the Fiscal Quarter ended June 30, 2016;

(iv) a certificate of the Secretary or Assistant Secretary of the Borrower attaching and certifying copies of its limited liability company agreement and of the resolutions of its managers authorizing the execution and delivery of the Loan Documents to which it is a party and performance of its obligations thereunder and certifying the name, title and true signature of each manager of the Borrower executing the Loan Documents to which it is a party and whom is authorized to effect an Exchange Rate Acceptance on behalf of the Borrower;

(v) to the extent not delivered under clause (iv) above, a certified copy of the certificate of formation, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of the Borrower; and

(c) Confirmation that the Loan Parties have satisfied all “know your customer” requirements as specified by the Finance Parties.

Section 3.2. Conditions To Funding. The obligations of each Lender to fund its Term Loan shall be conditioned on the following (unless waived in accordance with Section 11.3):

(a) (i) All conditions to effectiveness set forth in Section 3.1 shall have been complied with.

(ii) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Funding Date, including reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document, and under the Fee Letter, for which invoices (including estimated expenses) have been presented to the Borrower no later than two (2) days before the Funding Date.

(iii) At least one (1) Business Day prior to the Borrowing Notice Date, the following shall have occurred:

(A) the parties shall have agreed on the forms of all Loan Documents to be executed on the Funding Date;

(B) the Lenders shall have approved to their satisfaction the form of Intercompany Lease; and

(C) the Administrative Agent (or its counsel) shall have received the following:

(u) the Assurance Letter in the form agreed as set forth in Section 3.4(a) duly executed by all parties thereto;

(v) the OEF Agreement, in form and substance satisfactory to the Administrative Agent, duly executed by all parties thereto;

(x) the Parent Guaranty duly executed by the Guarantor;

(y) a certificate of the Secretary or Assistant Secretary of the Guarantor attaching and certifying copies of its articles of incorporation and its bylaws and of the resolutions of its board of directors, and authorizations, authorizing the execution and delivery of the Parent Guaranty and the performance of its obligations thereunder and certifying the name, title and true signature of each officer of the Guarantor executing the Parent Guaranty to which it is a party; and

(z) to the extent not delivered under clause (y) above, certified copies of the articles or certificate of incorporation, of the Guarantor, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of the Guarantor.

(b) The Administrative Agent (or its counsel) shall have received the following as of the Funding Date:

(i) if requested, a duly executed Term Note from the Borrower with respect to the Term Loan being funded;

(ii) copies of UCC, tax, and judgment search reports in all necessary or appropriate jurisdictions and under all legal and trade names of the Loan Parties requested by the Lenders, indicating that there are no prior Liens on any of the Collateral other than Permitted Liens; and priority search certificates from the International Registry relating to the Aircraft and Engines showing no undischarged International Interests;

(iii) a favorable written opinion of Baker Botts L.L.P. in respect of the laws of the State of New York and of local counsel to the Loan Parties in each Loan Party’s jurisdiction of organization, addressed to each Finance Party, and covering such matters relating to the Loan Parties, the Loan Documents (other than the enforceability of any of the Mortgages and the Lease Assignment and the other matters covered by the opinion described in clause (xx) of this Section 3.2(b)) and the transactions contemplated therein as the Administrative Agent shall reasonably request, including, without limitation, a no conflicts opinion with respect to other material agreements;

(iv) confirmation that BHL has been appointed as Borrower’s agent for service of process in England;

(v) confirmation that CT Corporation has been appointed as Borrower’s agent for service of process in New York;

(vi) certified copies of all consents, approvals, authorizations, registrations and filings and orders required to be made or obtained under any Requirement of Law, or by any Contractual Obligation of each Loan Party, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any Governmental Authority regarding the Term Loan Commitment or any transaction being financed with the proceeds thereof shall be ongoing;

(vii) IDERA (to the extent registration on the International Registry is operative) and a deregistration power of attorney with respect to each Aircraft;

(viii) copies of bills of sale in the chain of title from manufacturer to the Borrower with respect to the Aircraft;

(ix) confirmation that the relevant Borrower and relevant Permitted Third Party User are Transacting User Entities on the International Registry;

(x) a copy of the certificate of airworthiness for the Aircraft issued by the State of Registration of the Aircraft;

(xi) a copy of the Air Operator’s Certificate for the relevant Permitted Third Party User (or sublessee operator) issued by the State of Registration of the Aircraft;

(xii) a copy of the certificate of registration issued for the Aircraft by the State of Registration of the Aircraft;

(xiii) the Mortgage with respect to the Aircraft duly executed by the Borrower, together with a financing statement to be filed with the Secretary of State of the State of Delaware and other applicable documents under the laws of the jurisdictions with respect to the perfection of the Liens granted under the Mortgage, as required in order to perfect such Liens if not previously recorded (in the case of registration with the Civil Aviation Authority of the United Kingdom, consisting of evidence that application for such registration has been duly submitted);

(xiv) the Lease Assignment with respect to each Intercompany Lease affecting the Aircraft duly executed by the Borrower, together with a financing statement to be filed with the Secretary of State of the State of Delaware and other applicable documents under the laws of the applicable jurisdiction with respect to the perfection of the Liens granted under the Lease Assignment;

(xv) a Subordination Agreement executed by Permitted Third Party User with respect to the Aircraft to serve as Collateral and a legal opinion in respect of such Permitted Third Party User and corporate approvals in respect of such Subordination Agreement;

(xvi) certificates of insurance issued by the Borrower’s broker on behalf of insurers of the Borrower, describing in reasonable detail the hull and liability and hull war insurance maintained by the Borrower and otherwise in compliance with the Loan Documents, naming the Security Trustee as loss payee and each Finance Party as an additional insured;

(xvii) a certificate dated the Funding Date and signed by a Responsible Officer of the Borrower, certifying that (u) no Default or Event of Default exists; (v) all representations and warranties of the Borrower set forth in the Loan Documents are true and correct in all material respects on and as of the Funding Date, except to the extent such representations and warranties are limited to an earlier date, in which case they are true and correct in all material respects as of such earlier date; (w) since the date of the financial statements of the Guarantor described in Section 4.4, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect; (x) after giving effect to the Funding of the Term Loans on such Funding Date, the Borrower and its Subsidiaries, taken as a whole, will not be “insolvent” within the meaning of such term as defined in §101 of Title 11 of the United States Code, as amended from time to time, or be unable to pay their debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated; (y) no action, suit, investigation or proceeding shall be pending or threatened in any court or before any arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect; and (z) the Aircraft constitute “Aircraft” (as such term is defined in the SAR Contract) under the SAR Contract as of the Funding Date;

(xviii) a duly executed Notice of Term Loan Borrowing from the Borrower;

(xix) [Intentionally Omitted];

(xx) a favorable written opinion of Clifford Chance LLP addressed to each Finance Party, and covering such matters relating to the Mortgage, the Lease Assignment, the OEF Agreement and such other Loan Documents governed by English law, and the transactions contemplated therein, as the Administrative Agent shall reasonably request; and

(xxi) copies of all applicable ITAR authorizations with respect to the financing of the Aircraft and which are required, among other things, in respect of the Security Trustee and its technical advisor/inspector, and those documents which a Finance Party is required to enter into in connection therewith shall be in substantially similar form as those approved by the Security Trustee prior to the date hereof.

(c) No Change in Law shall have occurred that would make it a violation of law or governmental regulations for any Lender to make the relevant Loan.

(d) The Administrative Agent shall have received evidence that BHL has received all necessary authorizations from the Department with respect to the financing of the Aircraft by Lenders and the Borrower’s entry into this Agreement.

Section 3.3. Delivery of Documents. All of the Loan Documents, certificates, legal opinions and other documents referred to in this Article III, unless otherwise specified, shall be delivered to the Administrative Agent (or its counsel) for the account of each of the Lenders and, except for the Term Notes which shall be delivered to the applicable Lender, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance reasonably satisfactory in all respects to the Administrative Agent.

Section 3.4. Post Closing.

(a) Prior to the Borrowing Notice Date, the parties agree to promptly execute and deliver the Assurance Letter in the form approved by the Department, the Borrower, the Guarantor, BHL, and the Finance Parties, on or prior to the date of this Agreement.

(b) On the Funding Date after Funding, the Administrative Agent shall have received from Aircraft Title Counsel evidence that appropriate registrations of International Interests have been made on the International Registry in favor of the Security Trustee. Within five (5) Business Days, the Administrative Agent shall have received a favorable opinion from Aircraft Title Counsel who made the International Registry registrations, in each case, relating to the ownership and lien status of each Aircraft after the filing of the Mortgage or other registration of the security interest in favor of the Security Trustee.

Section 3.5. Condition Subsequent. In the event that, on or before the end of the Availability Period (i) the Department declines in writing to provide the necessary authorizations described in Section 3.2(d) of this Agreement or the U.S. Department of State declines in writing to provide the ITAR authorizations, (ii) the parties are unable to agree on the form of Loan Documents (other than this Agreement) to be executed as of the Funding Date, (iii) the Borrower has given notice to the Administrative Agent that the undrawn amount of the Lenders’ Term Loan Commitments are reduced to zero; or (iv) the Borrower does not fulfill the conditions for Funding set forth herein, this Agreement shall terminate without further force and effect, but without prejudice to any obligations of the Borrower in respect of payments for fees and expenses under this Agreement and the Fee Letter, and, in the event the Notice of Term Loan Borrowing has been issued in accordance with Section 2.3 hereof , any amounts due and payable pursuant to Section 2.15 hereof, in each case, to the extent applicable and incurred prior to the date of such termination.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent, the Security Trustee and each Lender, on the Closing Date (except as to Section 4.9 and Section 4.13, which shall only be made on the Funding Date) and on the Funding Date, as follows:

Section 4.1. Existence; Power. The Borrower (i) is duly organized or incorporated, validly existing and in good standing as a limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, in the case of (ii) and (iii), except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

Section 4.2. Organizational Power; Authorization. The execution, delivery and performance by the Borrower of the Loan Documents to which it is a party are within the Borrower’s constitutional or organizational powers and have been duly authorized by all necessary board, organizational, and if required, shareholder, partner or member, action, as the case may be. This Agreement has been duly executed and delivered by the Borrower, and constitutes, and each other Loan Document to which it is a party, when executed and delivered by the Borrower, will constitute, valid and binding obligations of the Borrower, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.3. Governmental Approvals; No Conflicts. The execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (b) will not violate any Requirements of Law applicable to the Borrower or any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding on the Borrower or any of its respective assets or give rise to a right thereunder to require any payment to be made by the Borrower and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower prohibited under the Loan Documents.

Section 4.4. Financial Statements. The audited consolidated balance sheet of the Guarantor and its Subsidiaries as of March 31, 2016 and the related consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended fairly present in all material respects the consolidated financial condition of the Guarantor and its Subsidiaries as of such date and the consolidated results of operations for such period in conformity with GAAP consistently applied. Since June 30, 2016 there has been no event with respect to the Guarantor and its Subsidiaries which has had or could reasonably be expected to have a Material Adverse Effect.

Section 4.5. Litigation. There are no proceedings pending or, to the knowledge of the Borrower, threatened against the Borrower or affecting the Aircraft or any other Collateral, or affecting the Borrower’s ability to comply with its obligations under the Loan Documents, in each case which, if decided adversely, could reasonably be expected to have a Material Adverse Effect.

Section 4.6. Compliance with Laws and Agreements. The Borrower is in compliance with (a) all Requirements of Law and all judgments, decrees and orders of any Governmental Authority and (b) all material indentures, material agreements or other material instruments binding upon it or its properties, except in each case where non-compliance could not reasonably be expected to result in a Material Adverse Effect.

Section 4.7. Investment Company Act, Etc. Neither Borrower nor any Subsidiary thereof is (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, (b) otherwise subject to any other regulatory requirement limiting its ability to incur or guarantee Indebtedness or grant security interests in its property to secure such Indebtedness or requiring any approval or consent from or registration or filing with, any Governmental Authority in connection therewith.

Section 4.8. Margin Regulations. None of the proceeds of any of the Term Loans will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” with the respective meanings of each of such terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect (“Regulation U”) or for any purpose that violates the provisions of Regulation U. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock.”

Section 4.9. Ownership of Collateral.

(a) The Borrower has, and shall continue to have, good and marketable title to its Collateral, in each case free and clear of Liens, except for Permitted Liens.

(b) The Lender’s Lien in the Collateral is and shall remain validly created and perfected (subject to completion of the registration with the Civil Aviation Authority of the United Kingdom and the filing of the financing statement with the Secretary of State of the State of Delaware), and has and shall continue to have first priority over any other Liens pursuant to all applicable law, free and clear of all other Liens, except Permitted Liens.

(c) All filings, recordings, registrations or other actions necessary or desirable in order to vest such title in the Borrower, and establish, perfect and give first priority to the Lender’s Lien and other rights and interests in, against or with respect to the Collateral owned by the Borrower, have been duly effected (subject to completion of the registration with the Civil Aviation Authority of the United Kingdom and the filing of the financing statement with the Secretary of State of the State of Delaware) and all Impositions in connection therewith have been duly paid as and when payable.

(d) The Aircraft are insured in accordance with Section 5.8.

Section 4.10. Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments, and corporate restrictions to which the Borrower or any Subsidiary thereof is subject that could reasonably be expected to result in a Material Adverse Effect. No written information furnished by or on behalf of the Borrower to the Administrative Agent, the Security Trustee or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading.

Section 4.11. OFAC. Neither Borrower nor any Permitted Third Party User nor any Subsidiary thereof nor any of their respective directors or executive officers nor, to their knowledge, any of their respective non-executive officers is a Sanctioned Person.

Section 4.12. Compliance with Patriot Act and Other Laws. The Borrower and each Subsidiary thereof and each of their respective directors and officers is and each Permitted Third Party User , in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) all applicable provisions of Title III of the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001), and (iii) and all anti-money laundering and anti corruption laws applicable to it.

Section 4.13. Security Documents. Each of the Mortgage and Lease Assignment then in effect is effective to create in favor of the Security Trustee, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in or lien or charge against or collateral assignment of all right, title and interest of the Borrower in the Collateral described therein except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, and, (ii) when a financing statement in appropriate form is filed in the office of the Secretary of State of the State of Delaware, and when International Interests are recorded on the International Registry and all applicable filings are made with the Civil Aviation Authority of the United Kingdom, the security interest created by such Mortgage and Lease Assignment shall constitute a perfected Lien on, and security interest in, all right, title and interest of the Borrower in such Collateral, in each case prior and superior in right to any Lien granted in favor of any Person that is prohibited hereunder.

Section 4.14. Insolvency. After giving effect to the execution and delivery of the Loan Documents and the making of the Term Loans under this Agreement, the Borrower and its Subsidiaries, taken as a whole, will not be “insolvent,” within the meaning of such term as defined in section 101 of Title 11 of the United States Code, as amended from time to time, or be unable to pay their debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.

Section 4.15. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

Section 4.16. Taxes. The Borrower confirms that the Borrowing does not relate to any arrangements which constitute either a notifiable arrangement or a notifiable proposal within the meaning of section 306 of the Finance Act 2004 or a notifiable scheme within the meaning of Schedule 11A of the Value Added Tax Act 1994.

ARTICLE V

COVENANTS

The Borrower covenants and agrees that on and after the Funding Date for as long as any Obligation applicable to the Borrower remains unpaid or outstanding:

Section 5.1. Financial Statements and Other Information. The Borrower will deliver to the Administrative Agent and each Lender:

(a) as soon as available and in any event within 90 days after the end of each Fiscal Year of the Guarantor, a copy of the annual audit report for such Fiscal Year for the Guarantor and its Subsidiaries, containing a consolidated balance sheet of the Guarantor and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the Guarantor and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year (without qualification as to scope of audit or any going concern explanation or limitation), accompanied by a certificate from the Guarantor’s certified public accountant stating that such financial statements fairly present in all material respects the financial condition and the results of operations of the Guarantor and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP;

(b) as soon as available and in any event within 45 days after the end of each Fiscal Quarter of the Guarantor, an unaudited consolidated balance sheet of the Guarantor and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated statements of income and cash flows of the Guarantor and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Guarantor’s previous Fiscal Year;

(c) as soon as available and in any event within 90 days after the end of each Fiscal Year of the Borrower, an unaudited balance sheet of the Borrower for such Fiscal Year and the related unaudited statements of income of the Borrower for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year;

(d) as soon as available and in any event within 45 days after the end of each Fiscal Quarter of the Borrower, an unaudited balance sheet of the Borrower as of the end of such Fiscal Quarter and the related unaudited consolidated statements of income of the Borrower for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower’s previous Fiscal Year;

(e) concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a certificate signed by the chief financial officer or treasurer or controller of the Guarantor (i) certifying as to the accuracy of such financial statements, (ii) certifying as to whether there exists a Default or Event of Default on the date of such certificate, and if a Default or an Event of Default exists, specifying the details thereof and the action which the Borrower has taken or proposes to take with respect thereto, and (iii) stating whether any change in the application of GAAP has occurred since the date of such the Guarantor’s audited financial statements delivered in connection with the closing of this Agreement and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such certificate; and

(f) promptly following any reasonable request therefor, such other information regarding the results of operations, business affairs and financial condition of the Borrower as the Administrative Agent or any Lender may reasonably request and any information required by a Lender in respect of its “know your customer” requirements.

Section 5.2. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default or Event of Default;

(b) the occurrence of any Event of Loss or other event or condition of which the Borrower is aware that could reasonably be expected to become an Event of Loss;

(c) the commencement of any litigation or governmental proceeding of the type described in Section 4.5; and

(d) any dispute between any the Borrower and any Governmental Authority or other party that involves the Aircraft or any other Collateral which might materially interfere with the normal business operations of the Borrower that, in each case, could reasonably be expected to result in a Material Adverse Effect.

Section 5.3. Existence; Conduct of Business. The Borrower will do, or cause to be done, all things necessary to preserve, renew and maintain in full force and effect its legal existence and, except where failure to do so could not reasonably be expected to result in a Material Adverse Effect, its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business and will continue to engage in the business of providing helicopter services or such other businesses or services (including other aircraft services) that are reasonably related to the foregoing.

Section 5.4. Compliance with Laws, Etc. The Borrower will, and will procure that the Permitted Third Party User will comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 5.5. Payment of Obligations. The Borrower, and will procure that the Permitted Third Party User will pay and discharge at or before maturity, all of its obligations and liabilities (including without limitation all Taxes and all other claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, and the Borrower (or the Permitted Third Party User, as applicable) has set aside on its books adequate reserves with respect thereto in accordance with GAAP and such proceedings do not involve, in the Security Trustee’s judgment, any material danger of the sale, foreclosure, transfer, forfeiture, or lien on the collateral or title thereto or the rights of the Security Trustee and each Lender hereunder or the Security Trustee’s or Lender’s interest therein.

Section 5.6. Books and Records. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account customary in the businesses of the Borrower and its Subsidiaries and otherwise required to be maintained by publicly held companies, in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of the Guarantor in conformity with GAAP.

Section 5.7. Maintenance of Aircraft; Title; Security Interest.

(a) The Borrower at all times will procure that the Aircraft are operated and maintained under and in compliance with the laws and regulations of the Governmental Authority of the State of Registration and any other applicable provision of all Applicable Standards. Unless otherwise expressly permitted hereunder, the Borrower (or its Affiliate under lease from the Borrower) shall at all times have, and maintain, “operational control” of the Aircraft (as such term is then interpreted by applicable Governmental Authority), and no other Person shall operate the Aircraft other than under leases permitted hereby. The Aircraft at all times will be operated by duly qualified pilots having satisfied all requirements established and specified by the applicable Governmental Authority.

(b) Provided that no Event of Default exists and is continuing, the Borrower may enter into one or more Permitted Third Party Agreements with a Permitted Third Party User, and permit to exist Permitted Third Party Agreements affecting the Aircraft between Permitted Third Party Users, so long as (i) such Permitted Third Party User’s rights and interests (including any right it might otherwise have under applicable law to the quiet possession and enjoyment of the airframe or Engines) under the Permitted Third Party Agreement shall be and remain at all times expressly subject and subordinate to the Liens created pursuant to the applicable Loan Documents in and with respect to the Collateral and each Lender’s and the Security Trustee’s rights and remedies under this Agreement and the other Loan Documents; (ii) the insurance required under this Agreement remains in full force and effect and in compliance with the terms hereof, permits and covers such use and could not be cancelled as a result of such use; (iii) such Permitted Third Party Agreement and the Permitted Third Party User’s permitted use of the Aircraft thereunder, is not inconsistent with and does not violate the provisions of this Agreement or any of the other Loan Documents and does not cause the Borrower to breach any of its representations, warranties or agreements under this Agreement or any of the other Loan Documents; (vi) the Borrower ensures that such Permitted Third Party User complies with the requirements of this Section 5.7; (vii) each Lender shall have the right, but not the obligation, to (A) require reasonable evidence that any Permitted Third Party User satisfies the requirements provided herein, and (B) review any such Permitted Third Party Agreement, as from time to time supplemented and amended, to determine its conformity with the provisions hereof, but without assuming any responsibility with respect thereto, (viii) neither Borrower, nor any Permitted Third Party User shall make, nor permit to be made, any filing or registration with respect to any Permitted Third Party Agreement, except for any Truth in Leasing filing that may be required under applicable law and filings required under this Agreement, including without limitation a filing of an International Interest on the International Registry; (ix) such does not require the registration of the Aircraft with the aviation authority in the State of Registration to be changed, (x) all registrations and filings relating to the protection of the Security Trustee’s interests have been made, including all International Interests (if applicable) and Security Trustee has received an opinion from counsel that made the filings on the International Registry to that effect; (xi) the Security Trustee has received a new operator’s certificate (to the extent a new Permitted Third Party User is involved); and (xii) Security Trustee has been provided with a new Subordination Agreement (to the extent a new Permitted Third Party User is involved) and a legal opinion from independent counsel with respect to such. While certain obligations of the Borrower under the Loan Documents may be performed by one or more of the Permitted Third Party Users, (i) no such Permitted Third Party Agreement shall reduce any of the Borrower’s obligations, or any Lender’s or the Security Trustee’s rights, under any of the Loan Documents; provided, however, that any such performance shall satisfy the Borrower’s obligations with respect thereto to the extent that such performance fully and timely satisfies the Borrower’s obligations in strict accordance with the terms of the Loan Documents, (ii) all of the Borrower’s obligations under the Loan Documents shall be and remain primary and continue in full force and effect as the obligations of a principal and not of a guarantor or surety, and (iii) no Lender is waiving the right to require full and timely performance of any such obligations in strict accordance with the provisions hereof and of the other Loan Documents. By way of clarification and not limitation, with respect to any provisions of this Agreement or any of the other Loan Documents requiring the Borrower to take or refrain from taking an action relating to the Aircraft or any of the other Collateral, such provision may also be read to mean that the Borrower shall cause the same to be done in accordance therewith, if at that time the Aircraft or such other Collateral is in the possession or control of an Permitted Third Party User pursuant to a Permitted Third Party Agreement.

(c) The Aircraft shall be kept in configuration appropriate for search and rescue operations under the SAR Contract.

(d) The Borrower and any Third Party Permitted User may fly the Aircraft temporarily to, but not (other than the United Kingdom) habitually base an Aircraft in, any country in the world, unless (i) such relocation is required in connection with the maintenance of such Aircraft pursuant to the Maintenance Program to be performed in a Permitted Maintenance Jurisdiction and the Aircraft returns to the United Kingdom within 150 consecutive days of such Aircraft’s departure from the United Kingdom; or (ii) such relocation is at the request of the Department, provided that (excluding as contemplated in clause (i) and clause (ii) above): (A) the Aircraft shall not remain in such country or habitually operate in and out of such country, for a period of more than 30 consecutive days and there shall be at least 30 days between such 30 consecutive day periods; and (B) the Aircraft shall not be flown, operated, used or located in, to or over any such country or area (temporarily or otherwise): (w) that is excluded from insurance coverage (or specifically not covered by such insurance), (x) which is prohibited by the export laws and regulations or the Foreign Asset Control Regulations of the United States or any

applicable sanctions, orders or legislation, from time to time promulgated by any of the United Nations or the European Union or that is subject to the United States, United Nations or European embargoes or with which the United States, United Nations or European Union does not maintain favorable diplomatic or similar relations, (y) to the extent that payment of any claim under insurance coverage directly or indirectly arising or resulting from or connected with any such flight, operation, use or location would be prohibited under any trade or other economic sanction or embargo by the United States of America, or (z) in violation of any of the Loan Documents or any Applicable Standards. The Borrower shall adopt, implement and comply with all security measures required by any applicable law, or by any required insurance, or that are necessary or appropriate for the proper protection of the Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts.

(e) The Borrower agrees that, with respect to the Aircraft Collateral, Borrower will, or will procure a Permitted Third Party User to, at its own expense, (i) maintain, inspect, service, repair, overhaul and test the same in accordance with Applicable Standards; (ii) make any alterations or modifications that may at any time be required to comply with Applicable Standards, and to cause such Aircraft to remain airworthy; (iii) furnish all required parts, replacements, mechanisms, devices and servicing so that the condition and operating efficiency thereof will at all times be no less than its condition and operating efficiency as and when delivered to the Borrower, ordinary wear and tear from proper use alone excepted; (iv) promptly replace all parts (A) which become worn out, lost, stolen, taken, destroyed, damaged beyond repair or permanently rendered or declared unfit for use for any reason whatsoever, or (B) if not previously replaced pursuant to clause (A), as and when required by any Applicable Standards, including any applicable life limits; and (v) maintain (in English) all Records in accordance with Applicable Standards. All maintenance procedures shall be performed by properly trained, licensed, and certified maintenance sources and personnel utilizing replacement parts approved by the manufacturer of (as applicable) such Collateral. Without limiting the foregoing, the Borrower shall, or will procure that a Permitted Third Party User shall, comply with all mandatory service bulletins and airworthiness directives by causing compliance to such bulletins and/or directives to be completed through corrective modification in lieu of operating manual restrictions. The Borrower shall be permitted to remove the Aircraft from the manufacturer’s or other third party’s Maintenance Program to the extent that the Guarantor’s entire fleet of aircraft engaged in search and rescue operations pursuant to contracts with any Governmental Authority of the same make and model. If the Aircraft is removed from the manufacturer’s or other third party’s Maintenance Program, the Borrower agrees promptly to assign any rights under any applicable and unexpired manufacturer’s or supplier’s warranty relating to the Aircraft to Security Trustee.

(f) The Borrower will not make or authorize any improvement, change, addition or alteration to the Aircraft that will impair the originally intended function or use of the Aircraft, diminish the value of the Aircraft as it existed immediately prior thereto, or violate any Applicable Standard. All repairs, parts, replacements, mechanisms and devices added by the Borrower or on its behalf (except for Company Additions) shall immediately, without further act, become part of the Aircraft and subject to the Lien granted to the Security Trustee pursuant to the applicable Loan Documents.

Section5.8. Insurance.

(a) The Borrower at all times will (i) maintain, with insurers of recognized standing who normally participate in aviation insurances which are not Affiliates of the Borrower (other than Kingsmill Insurance Company Limited), insurance with respect to its Aircraft and other Collateral in such amounts with such deductibles and covering general liability and all risk of physical damage, including for hull war, as is customarily carried by the Guarantor’s global aviation placement in effect from time to time and (ii) name each Finance Party as additional insured on liability insurance policies and Security Trustee loss payee (pursuant to the lender loss payee endorsement approved by the Security Trustee) in respect of any hull insurance, in each case with respect to the Aircraft and other Collateral.

(b) Anything herein to the contrary notwithstanding, at all times prior to the expiry or termination of this Agreement, (i) the insurance required hereunder covering the Aircraft and other Collateral shall be for an amount equal to at least 103% of the outstanding Term Loans at the time of the most recent annual renewal of the Guarantor’s global aviation placement; and (ii) the insurance provided by Kingsmill Insurance Company Limited shall not exceed fifteen percent (15%) of the overall insurance coverage in Guarantor’s global aviation placement.

(c) Borrower will provide the Administrative Agent with draft insurance certificates at least seven (7) days before each renewal and signed certificates on or prior to thirty (30) days after each renewal evidencing insurance that complies with this Section 5.8.

(d) In the event of any damage to, or loss, theft or destruction of, the Aircraft by any cause whatsoever, all insurance proceeds in respect of the Aircraft shall be paid to the Borrower in trust for the repair and restoration of the Aircraft to good repair, condition and working order, unless such event resulted in an Event of Loss of the Aircraft, in which case the provisions of Section 2.9 hereto shall apply. Notwithstanding the foregoing, if, at the time any payment of insurance proceeds in respect of the Aircraft is to be made to the Borrower, a Relevant Default or an Event of Default has occurred and is continuing, such payment shall not be made to the Borrower, but rather such payment shall be made to, or retained by, the Security Trustee and shall be applied to the payment of the Obligations in accordance with Section 8.2 hereof.

Section 5.9. Use of Proceeds. The Borrower shall use the proceeds of the Term Loans as purchase money to finance the acquisition of the Aircraft by the Borrower. No part of the proceeds of any Term Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X of the Board of Governors of the Federal Reserve System.

Section 5.10. Further Assurances. The Borrower will promptly execute and deliver to the Security Trustee or arrange for Guarantor to promptly execute and deliver to the Administrative Agent (as applicable), such further instruments, UCC and governmental filings (including an IDERA) and other documents, make, cause to be made and/or consent to all registrations with the applicable registries, and take such further action, as the Administrative Agent, the Security Trustee or the Required Lenders may from time to time reasonably request in order to further carry out the intent and purpose of the Loan Documents and to establish, protect and enforce the rights, interests, remedies and Liens (including the first priority thereof) created, or intended to be created, in favor of the Lenders or the Security Trustee thereby.

Section 5.11. Sanctions; Anti-Corruption Laws. The Borrower will maintain in effect and enforce policies and procedures designed to procure compliance, in all material respects, by the Borrower, its Subsidiaries and their respective directors and officers with applicable Sanctions and the United States Foreign Corrupt Practices Act of 1977, as amended, or any other Anti-Corruption Law applicable to it. The Borrower will not request the Borrowing, and the Borrower shall not, and the Borrower shall ensure that its Subsidiaries shall not, directly or, to its knowledge, indirectly, use the proceeds of the Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in material violation of any applicable Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any manner that would cause any Lender, the Administrative Agent, or the Security Trustee to be in violation of applicable Sanctions and nor will the Borrower permit any Permitted Third Party User to operate the Aircraft in violation of any Sanctions or in a manner which would result in any Lender, the Administrative Agent or the Security Trustee to be in violation of applicable Sanctions. The Borrower is acting for its own account, and the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented to combat money laundering, including but not limited to such law, official requirement or other regulatory measure or procedure under the USA PATRIOT Improvement and Reauthorization Act of 2005 (Pub. L. 109-177 (signed into law March 9, 2006)), as amended and in effect from time to time, any European Union law, or other applicable law.

Section 5.12. Taxes. The Borrower will, and will procure that each other Loan Party and each Permitted Third Party User will, file with all appropriate taxing authorities all Federal, state and local income tax returns that are required to be filed and all registrations, declarations, returns and other documentation with respect to any personal property Taxes (or any other Taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to the Aircraft or any of the other Collateral. Borrower will and will procure that each other Loan Party and each Permitted Third Party User will (i) pay on or before the date when due all Taxes as shown on said returns and all Taxes assessed or billed with respect to the Aircraft or the other Collateral directly to the appropriate taxing authorities other than Taxes on or measured solely by the net or overall gross income or capital of any Lender and (ii) pay when due all license and/or registration or filing fees, assessments, governmental charges and sales, use, property, excise, privilege, VAT and other Taxes now or hereafter imposed by any governmental body or agency upon Borrower, other Loan Party, each Permitted Third Party User, or the Aircraft or any of the other Collateral other than Taxes on or measured solely by the net or overall gross income or capital of any Lender, with respect to the landing, airport use, manufacturing, ordering, shipment, purchase, ownership, delivery, installation, leasing, chartering, operation, possession, use or disposition of the Aircraft or any of the other Collateral, or any interest therein (the items referred to in (i) and (ii) above, other than Taxes on or measured solely by the net or overall gross income or capital of any Lender, being referred to herein collectively, as “Impositions”). The Borrower may delay payment of the Taxes referenced in clause (a) of the preceding sentence hereof if and to the extent the Borrower: (i) are contesting any such assessment in good faith, with due diligence and by appropriate proceedings, so long as such proceedings do not involve, in the Security Trustee’s reasonable judgment, any material danger of the sale, foreclosure, transfer, forfeiture or loss of the Collateral, or title thereto, the rights of any Lender hereunder or any Lender’s interest therein; (ii) have established, in accordance with GAAP or other appropriate provisions satisfactory to the Administrative Agent, adequate reserves to pay any contested tax amounts; and (iii) otherwise keeps the Administrative Agent updated on the status of such contest upon request.

Section 5.13. Aircraft Registration. The Borrower shall remain responsible pursuant to the applicable provisions of this Agreement to cause (i) its Aircraft to be effectively and otherwise validly registered in the Borrower’s or the Permitted Third Party User’s name on the applicable registries in the State of Registration, and (ii) the registration number then currently assigned to each Aircraft to remain authorized for use by the Borrower or the Permitted Third Party User on such Aircraft, in each case, in accordance with all applicable registration requirements of the applicable jurisdiction.

Section 5.14. Inspection. The Borrower shall, in accordance with Section 10.1 and upon reasonable notice from the Administrative Agent, allow representatives of the Security Trustee to inspect each Aircraft and/or its technical records, which inspection shall occur no more than once per 18-month period; provided, upon the occurrence and during the continuation of an Event of Default, the Security Trustee may make such inspections as often as reasonably requested. The cost of each inspection shall be borne by the Borrower in respect of the particular Aircraft owned by the Borrower.

Section 5.15. Negative Pledge. The Borrower will warrant and defend its good and marketable title to the Aircraft owned by it and the associated Collateral, and the validity, perfection and first priority of the Liens in the Collateral granted pursuant to the applicable Loan Documents, against all other Liens, claims and demands whatsoever, except Permitted Liens; and without limiting the foregoing, the Borrower (i) will not create, assume or suffer to exist any Liens on or with respect to the Collateral, or the Borrower’s interest therein (other than Permitted Liens); and (ii) will promptly take such action as directed by the Security Trustee to duly discharge any such Liens that do not constitute Permitted Liens.

Section 5.16. Sale of Collateral. Except as otherwise permitted pursuant to Section 5.7, Borrower shall not sell, assign, convey, mortgage, exchange or otherwise transfer, lease, or relinquish possession of (including by any seizure or other taking by any foreign or domestic governmental authority) or dispose of the Aircraft owned by it or any associated Collateral, or attempt or offer to do, or suffer or permit any of the foregoing; provided that the Borrower shall be permitted (i) to deliver possession of the Aircraft or any associated Collateral (A) to any Person for testing, service, repair, maintenance, overhaul, alteration, modification and replacement, if and to the extent consistent with the provisions of the Loan Documents; or (B) to any Permitted Third Party User under a Permitted Third Party Agreement; or (ii) sell or transfer for value one or more Aircraft and associated Collateral to the Guarantor or to other Subsidiaries of the Guarantor, as long as (A) either (y)(1) transferee promptly executes an English law mortgage (in the form of the Mortgage) and a Lease Assignment (in the form of the Lease Assignment and relating to a novated Intercompany Lease to the transferee) in favor of the Security Trustee covering such Aircraft and associated Collateral and securing the Obligations (which mortgage’s lien, security interest, and international interest and Lease Assignment shall be perfected by appropriate registrations and filings and which Mortgage’s and Lease Assignment’s enforceability shall be confirmed by legal opinion), (2) transferee executes a guaranty (similar in form to the Borrower’s guaranty of the payment and performance of the obligations of Bristow Aircraft Leasing Limited under the BALL Credit Agreement), which guaranty’s enforceability and the guarantor’s authority is confirmed by legal opinion and provides an officer’s certificate certifying as its organizational documents and resolutions or other organizational approvals of the transferee, or (z) Borrower makes an optional prepayment of the Release Amount in accordance with the terms of this Agreement; and (B) the Parent Guaranty remains in place and effective.

Section 5.17. Investment Company. For so long as it is a borrower hereunder, the Borrower shall not become an “investment company” or be “controlled” by an “investment company”, as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

ARTICLE VI

PROVISIONS RELATING TO SAR CONTRACT

Section 6.1. Provisions relating to SAR Contract.

(a) The provisions of the SAR Addendum shall control, notwithstanding any conflicting provisions set forth in this Agreement or in any of the Loan Documents (other than Article X hereof). The Borrower, the Security Trustee, the Administrative Agent and each Lender agrees and acknowledges that the Department has certain rights under the SAR Contract, such as step-in rights under Condition 42 of the General Conditions of Contract to the SAR Contract (“SAR Contract Condition 42”), and the right to purchase the Aircraft or to require that the Borrower’s interest in the Aircraft be transferred to a new operator, under Condition 58 of the General Conditions of Contract to the SAR Contract (“SAR Contract Condition 58”), which shall, together with the Assurance Letter, control as between the Borrower, the Security Trustee, the Administrative Agent and the Lenders, notwithstanding any conflicting provision set forth in this Agreement or in any of the Loan Documents (other than the Assurance Letter and Article X hereof).

(b) (i) In the event that the Department exercises its right, in its sole discretion, to require the transfer of ownership of any Aircraft under SAR Contract Condition 58, contemporaneously with the receipt by the Security Trustee of payment from the Department of the Release Fee in respect of such Aircraft in accordance with the Assurance Letter (the “OEF Payment”), the Security Trustee shall release, or procure the release of (and the Administrative Agent and each Lender do hereby instruct the Security Trustee to release, and do hereby agree to release to the extent required), all liens, charges, mortgages and encumbrances with respect to such Aircraft made pursuant to the applicable Loan Documents or otherwise created by or through the Security Trustee, the Administrative Agent, or the Lenders (collectively, all of the foregoing, the “Finance Parties’ Liens”).

(ii) Subject to the terms of this Agreement and the other Loan Documents, in the case of a release of the Finance Parties’ Liens by reason of the receipt of the OEF Payment in respect of any Aircraft, the Administrative Agent (or the Security Trustee as applicable) shall apply the OEF Payment to the Obligations secured by the applicable Mortgage and (without duplication and to the extent permitted under the OEF Agreement) as a credit to the Release Amount in respect of such Aircraft. Notwithstanding the release of the Finance Parties’ Liens required under clause (b) of this Section 6.1 by reason of receipt of the OEF Payment in respect of any Aircraft, the Borrower shall remain responsible to pay the balance of the Release Amount (including applicable prepayment fees) in respect of such Aircraft. In the event that the OEF Payment received by the Security Trustee exceeds the Release Amount in respect of such Aircraft, the refund, retention, or application of such excess shall be governed by the terms of the OEF Agreement.

(iii) Within five (5) Business Days of the written request of the Borrower, and at the Borrower’s cost, following (A) receipt in full (whether by scheduled payment, prepayment under Section 2.8, mandatory prepayment required under Section 2.9, or prepayment under clause (c) of Section 6.1) of the Term Loans and all other amounts due and payable in accordance with this Agreement (excluding contingent indemnification obligations and other contingent payment obligations in each case for which no claim has been made), and (B) the release of the security under the Loan Documents in accordance with Section 11.18(a), the Administrative Agent and the Security Trustee shall, together with BHL, execute and deliver to the Department the Notice described in Section 2.5 of the OEF Agreement.

(iv) Notwithstanding anything to the contrary contained in clause (b) of this Section 6.1, in connection with any conveyance of title to the Aircraft to the Department or to a Replacement Contractor pursuant to this Section 6.1, it shall be the responsibility of the Borrower (and not the Finance Party) to effect the discharge and release of any liens, charges, mortgages and encumbrances attributable to the Borrower or any of its Subsidiaries other than with respect to the Finance Parties’ Liens. For purposes of this clause (b) of Section 6.1, the term “Replacement Contractor” shall have the meaning for such term set forth in Section 10 of the SAR Addendum.

(c) Notwithstanding clause (c) of Section 2.8, in the event that (i) the Administrative Agent or the Security Trustee breaches any one or more of the covenants set forth in the SAR Addendum, (ii) the Administrative Agent’s or Security Trustee’s breach, as the case may be, was not directly caused by a breach of this Agreement by the Borrower, and (iii) the Administrative Agent or the Security Trustee, as the case may be, has not cured such breach within a time period equal to half the number of days, if any, specified in the SAR Contract for the cure of such breach of the applicable covenant set forth in the SAR Addendum, and so long as (A) no Event of Default has occurred and is continuing, (B) this Agreement has not been earlier terminated and (C) the Department has not exercised its right to acquire title to any of the Aircraft under SAR Contract Condition 58, the Borrower may prepay the Term Loans and any such prepayment may be made without payment of any prepayment fees, provided that, for the avoidance of doubt, (y) no cure period shall exist for the Administrative Agent or the Security Trustee, as the case may be, under this clause (c) of Section 6.1 if the SAR Contract does not provide for a cure period in respect of the applicable covenant set forth in the SAR Addendum, and (z) each cure period available under this clause (c) of Section 6.1 shall begin as of the occurrence of the breach, unless another time is expressly provided for in the applicable cure provision in the SAR Contract (including, without limitation, from the time of notice if the Department has provided a notice of unsatisfactory performance pursuant to Condition 42.1 of the SAR Contract).

ARTICLE VII

[RESERVED]

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1. Events of Default. If any of the following events (each an “Event of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Term Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

(b) the Borrower shall fail to pay any interest on any Term Loan or any fee or any other amount (other than an amount payable under clause (a) of this Section 8.1) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days; or

(c) any representation, warranty or statement made or deemed made by or on behalf any Loan Party or a Permitted Third Party User in or in connection with this Agreement or any other Loan Document (including the Schedules attached thereto) shall prove to be incorrect in any material respect when made or deemed made or submitted; or

(d) the Borrower or the Guarantor shall fail to observe or perform its respective covenant to maintain its existence; or

(e) any Loan Party or Permitted Third Party User shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in clauses (a), (b), (c) and (d) above) or any other Loan Document, and such failure shall remain unremedied for 30 days after the earlier of (i) any Responsible Officer of such Loan Party or Permitted Third Party User becomes aware of such failure, or (ii) notice thereof shall have been given to the Borrower by the Administrative Agent; or

(f) (i) any Borrower or the Guarantor (whether as primary obligor or as guarantor or other surety) shall fail to make payments when due on any Indebtedness which individually or in the aggregate the principal amount thereof exceeds $50,000,000, or breach of any covenant contained in any agreement relating to such Indebtedness causing or permitting the acceleration of such Indebtedness after the giving of notice and the expiration of any applicable grace period; or (ii) an Event of Default has occurred and is continuing under the BALL Credit Agreement; or

(g) a Change in Control occurs in respect of the Borrower after the date hereof;

(h) the Borrower or the Guarantor shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section 8.1(h), (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for either the Borrower or the Guarantor or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any board action for the purpose of effecting any of the foregoing; or

(i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of either the Borrower or the Guarantor or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for either the Borrower or the Guarantor or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(j) the Borrower or the Guarantor shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay generally, its debts as they become due; or

(k) any Loan Document shall for any reason cease to be valid and binding on, or enforceable against, a Loan Party party thereto, or a Loan Party shall so state in writing, or shall seek to contest or terminate its payment obligations under a Loan Document; or

(l) any final judgment or order for the payment of money in excess of $50,000,000 (but excluding any portion thereof that is subject to insurance coverage within applicable policy limits and where the insurer has not denied or contested coverage) is rendered against either the Borrower or the Guarantor, which judgments, orders, fines, penalties, awards or impositions remain in effect for 30 days without being satisfied, discharged, stayed, deferred, or vacated; or

(m) any Lien purported to be created under the Mortgage shall fail or cease to be a valid and perfected (subject to completion of the registration with the Civil Aviation Authority of the United Kingdom and the filing of a financing statement with the Delaware Secretary of State) Lien on any Collateral, with the priority (subject to the Permitted Liens) required by the Mortgage, except as a result of (i) the Security Trustee’s failure to take any action reasonably requested by the Borrower (and at the cost of the Borrower) in order to maintain a valid and perfected Lien on any Collateral, (ii) any action taken by the Security Trustee to release any Lien on any Collateral, or (iii) as permitted in connection with the Loan Documents;

then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Section 8.1) and at any time thereafter during the continuance of such event, the Administrative Agent or the Security Trustee may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) declare the principal of and any accrued interest on the Term Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (ii) exercise all remedies contained in any other Loan Document, and (iii) exercise any other remedies available at law or in equity; and that, if an Event of Default specified in either clause (g) or (h) with respect to the Borrower shall occur, the principal of the Term Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations owing hereunder shall automatically become due and payable, without presentment, demand, protest or other notice or any other formality of any kind, all of which are hereby waived by the Borrower; provided, however, that, if an Event of Default has occurred and is continuing, prior to any exercise by any Finance Party of any of the remedies that involves entering into premises where any Aircraft are located or taking possession of any of the Aircraft (or any Parts or Engines then unattached to the Aircraft or any records regarding same), or exercising any dominion or control over any Aircraft, or using any premises of the Borrower or the Guarantor or any of its Affiliates for storage thereof (herein, the “Restricted Remedies”), the Administrative Agent shall deliver written notice to the Department that an Event of Default under this Agreement has occurred and is continuing and provided that either (a) Borrower or Guarantor continue to pay amounts due under this Agreement pursuant to the terms of this Agreement or (b) within 60 days after the date of such notice an arrangement is established at Borrower’s or Guarantor’s cost and expense requiring that either (i) proceeds of any payment by the Department under the SAR Contract in an amount equal to the unaccelerated principal amount and accrued interest in respect of the Term Loans payable on such date be deposited by the Department into a deposit account to be specified by the Security Trustee from time to time, all pursuant to documentation in form and substance reasonably satisfactory to each of the Administrative Agent and the Security Trustee on the direction of the Required Lenders, or (ii) proceeds of all payments by the Department under the SAR Contract be deposited with an escrow agent pursuant to an escrow agreement to be agreed among the Department, the Administrative Agent, the Security Trustee and the relevant Borrower or Guarantor or Affiliate of them that is entitled to receive the payment, all pursuant to documentation in form and substance reasonably satisfactory to each of the Administrative Agent and the Security Trustee on the direction of the Required Lenders (the arrangements described in clauses (i) and (ii) of this proviso, each a “Payment Arrangement”), and so long as either such Payment Arrangement remains in place and is complied with or the Borrower or Guarantor continues to pay all amounts due, without acceleration of the Term Loans, pursuant to the terms of this Agreement, the Restricted Remedies shall not be exercisable by any Finance Party and shall remain subject to the Department’s rights under the SAR Contract in all respects; provided, further, that if (a) the Borrower or Guarantor is not paying to any Finance Party the amounts due to such Finance Party pursuant to the terms of this Agreement (without acceleration of the Term Loans) and (b) a Payment Arrangement is not established within 60 days after the date of the notice delivered by the Administrative Agent to the Department in accordance with the immediately preceding proviso, the Administrative Agent or the Security Trustee shall be entitled to exercise the Restricted Remedies on the direction of the Required Lenders, and thereafter such Restricted Remedies on the direction of the Required Lenders shall not be subject to the rights of the Department under the SAR Contract.

Section 8.2. Application of Proceeds.

(a) All proceeds (i) from each sale of, or other realization upon, all or any part of the Collateral by the Security Trustee; (ii) from the Parent Guaranty; and (iii) received pursuant to the Assurance Letter and constituting the Release Fee, in each case whilst an Event of Default has occurred and is continuing, shall be applied as follows:

(i) first, pro rata, to the reimbursable expenses of the Administrative Agent and Security Trustee incurred in connection with such sale or other realization upon the Collateral, until the same shall have been paid in full;

(ii) second, pro rata, to the fees and other reimbursable expenses of the Administrative Agent and Security Trustee then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(iii) third, to all reimbursable expenses, if any, of the Lenders then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(iv) fourth, to the Lenders in respect of fees due and payable under Section 2.11 and interest then due and payable under the terms of the Credit Agreement, until the same shall have been paid in full;

(v) fifth, to the Lenders in an amount equal to the sum of all then due and payable principal amounts of the Obligations, any due and unpaid interest accrued on the Obligations of the Borrower, pro rata in proportion to the aggregate amounts thereof due to each Lender;

(vi) sixth, to the Lenders in the amount of any other Obligations of the Borrower then due and payable, pro rata in proportion to the respective amounts thereof owed to each Lender; and

(vii) seventh, the balance, if any, after all of the Obligations of the Borrower have been indefeasibly paid in full, to the Borrower (or BHL as otherwise provided in the OEF Agreement), or as otherwise required by applicable law.

All amounts allocated pursuant to the foregoing clauses third through sixth to the Lenders as a result of amounts owed to the Lenders under the Loan Documents shall be allocated among, and distributed to, the Lenders pro rata based on their respective Pro Rata Shares within each clause.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.1. Appointment of the Representatives. Each Lender irrevocably appoints Lombard North Central PLC as the Administrative Agent and the Security Trustee to take such action on behalf of the Secured Parties and to exercise such powers and perform such duties as are expressly delegated to it under this Agreement and each other Loan Document to which it is a party and authorizes each of the Representatives to take such actions on such Lender’s behalf and to exercise such powers as are delegated to the Representatives under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. Each of the Representatives may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by such Representative. Each of the Representatives and any such sub-agent or attorney-in-fact may perform any and all of their duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent or attorney-in-fact and the Related Parties of the Representatives, any such sub-agent and any such attorney-in-fact and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities of the Representatives.

Section 9.2. Nature of Duties of the Representatives. Neither Representative shall have any duties nor obligations except those expressly set forth in this Agreement and the other Loan

Documents. Without limiting the generality of the foregoing, (a) neither Representative shall be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) neither Representative shall have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that such Representative is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.3 or as expressly provided in the Loan Documents), and (c) except as expressly set forth in the Loan Documents, neither Representative shall have any duty to disclose, and neither shall be liable for the failure to disclose, any information relating to the Loan Parties or any of their Affiliates that is communicated to or obtained by such Representative or any of its Affiliates in any capacity. Neither Representative shall be liable for any action taken or not taken by it, its sub-agents or attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.3 or as expressly provided in the Loan Documents) or in the absence of its own gross negligence or willful misconduct. Neither Representative shall be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. Neither Representative shall be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrower or any Lender, and neither Representative shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than, in respect of the Administrative Agent and the Security Trustee, to confirm receipt of items expressly required to be delivered to the Administrative Agent or the Security Trustee (as applicable). Each Representative may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties.

Section 9.3. Lack of Reliance on the Representatives. Each of the Lenders acknowledges that it has, independently and without reliance upon either Representative or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders also acknowledges that it will, independently and without reliance upon either Representative or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking of any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

Section 9.4. Certain Rights of the Representatives. If either Representative requests instructions from the Required Lenders or all Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, such Representative shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders; and such Representative shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against either Representative as a result of such Representative acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

Section 9.5. Reliance by Representatives. Each Representative shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent,

statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. Each Representative may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. Each Representative may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

Section 9.6. The Representatives in their Individual Capacity. The Person serving as a Representative shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not a Representative; and the terms “Lenders”, “Required Lenders”, or any similar terms shall, unless the context clearly otherwise indicates, include each Representative in its individual capacity. The Person acting as a Representative and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with either, Borrower any other Loan Party or any Subsidiary or Affiliate thereof as if it were not a Representative hereunder.

Section 9.7. Successor Representative.

(a) Either Representative may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Representative, subject to (i) consultation with the Borrower provided that no Default or Event of Default shall exist at such time, (ii) receipt of all necessary authorizations from the U.S. Department of State and the Department and (iii) such successor Representative agreeing to become bound to the Assurance Letter and the OEF Agreement in accordance with their terms. If no successor Representative shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Representative gives notice of resignation, then the retiring Representative may, on behalf of the Lenders, appoint a successor Representative, which, in the case of the Administrative Agent, shall be a commercial bank or an Affiliate thereof which has a combined capital and surplus of at least $500,000,000, subject to receipt of all necessary authorizations from the U.S. Department of State and the Department.

(b) Upon the acceptance of its appointment as a Representative hereunder by a successor, such successor Representative shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Representative, and the retiring Representative shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If within 45 days after written notice is given of the retiring Representative’s resignation under this Section 9.7 no successor Representative shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Representative’s resignation shall become effective, (ii) the retiring Representative shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Representative under the Loan Documents until such time as the Required Lenders appoint a successor Representative as provided above. After any retiring Representative’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Representative and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as a Representative.

Section 9.8. Authorization to Execute other Loan Documents. Each Lender hereby authorizes the Administrative Agent and the Security Trustee to execute on behalf of all Lenders all Loan Documents other than this Agreement.

Section 9.9. Security Trustee.

(a) The parties hereto acknowledge that for purposes of applicable local law, the Security Trustee is required to execute certain Loan Documents in its individual capacity, but always for the benefit of the Secured Parties. This notwithstanding, the parties hereto agree that with regard to such Loan Documents, the Security Trustee shall be subject to the duties and responsibilities of the Security Trustee and shall be entitled to the rights, protections, exculpations, benefits and indemnities set forth in this Agreement.

(b) In accordance with this Agreement, the Secured Parties have appointed Lombard North Central Plc, not in its individual capacity, but solely as security trustee, to act as Security Trustee hereunder and under each other Loan Document to which it is or becomes a party with such powers as are expressly delegated to the Security Trustee by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. The Security Trustee shall not have any duties or responsibilities except those expressly set forth in, and no implied covenants or obligations shall be read into, this Agreement or the other Loan Documents to which it is or becomes a party. Lombard North Central Plc, not in its individual capacity, but solely as security trustee, hereby agrees to and accepts such appointment.

(c) In no event shall the Security Trustee be liable (i) for acting in accordance with or conclusively relying upon any instruction, notice, demand, certificate or document from the Borrower and the Administrative Agent or any entity acting on behalf of the Borrower or the Administrative Agent given in accordance with the Loan Documents, (ii) for any indirect, consequential, punitive or special damages, regardless of the form of action and whether or not any such damages were foreseeable or contemplated, (iii) for the acts or omissions of its nominees, correspondents, designees, agents, subagents or subcustodians appointed by it with due care except as related to the Collateral and realization on the Collateral, (iv) for the investment or reinvestment of any cash held by it hereunder, in each case in good faith, in accordance with the terms hereof, including any liability for any delays in the investment or reinvestment of the Collateral, or any loss of interest or income incident to any such delays, or (v) for an amount in excess of the value of the Collateral except to the extent of direct money damages (the Security Trustee hereby confirming that proceeds from Collateral in excess of the Obligations shall be refunded to the Borrower), and except in each case described in clause (i)-(v), if caused by the Security Trustee’s gross negligence or willful misconduct or breach in bad faith.

(d) The Security Trustee shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Security Trustee (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

(e) The Security Trustee shall not be responsible in any respect for the form, execution, validity, value or genuineness of documents or securities deposited under any Loan Document, or for any description therein, or for the identity or authority of Persons (other than the Security Trustee or anyone acting on its behalf) executing or delivering or purporting to execute or deliver any such document, security or endorsement. The Security Trustee shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited under any Loan Document.

(f) The Security Trustee shall not be under any duty to give the Collateral held by it under the Loan Documents any greater degree of care than it gives its own similar property and shall not be required to invest any funds held by it except to the extent the Security Trustee would invest its own funds exercising the same degree of care that the Security holds toward the investment and management of its own funds.

(g) In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by the Security Trustee under any Loan Document, the Security Trustee may, in its sole discretion, refrain from taking any action other than to retain possession of the Collateral, unless the Security Trustee receives written instructions, signed by the Administrative Agent, which eliminates such ambiguity or uncertainty.

(h) Notwithstanding any other provision of any Loan Document to the contrary, the Security Trustee is not obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(i) Notwithstanding any provision of any Loan Document to the contrary, the Security Trustee is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

ARTICLE X

ITAR

Section 10.1. ITAR.

(a) The parties agree and acknowledge that (i) financing of the Aircraft is subject to the United States International Traffic in Arms Regulations (“ITAR”) and the terms and conditions of all applicable ITAR authorizations; (ii) transfer of ownership, change of end-use, and export/re-export of the Aircraft must be in compliance with ITAR at all times; (iii) any changes in the use of the Aircraft, or any re-transfers or re-exports of the Aircraft will require prior written authorization from the U.S. Department of State; (iv) access to the Aircraft and ITAR-controlled technical data related to the Aircraft is restricted to only those persons who are authorized by the U.S. Department of State and/or ITAR.

(b) The parties further acknowledge that the Aircraft were exported from the United States to the United Kingdom pursuant to temporary export licenses, DSP-73s, which are valid for four (4) years. When requested by the Borrower, the Administrative Agent, the Security Trustee and the Lenders shall promptly and without additional cost, furnish the Borrower with any documentation which is reasonably necessary to support the Borrower’s application for any required amendment, renewal or replacement of such licenses.

(c) The parties further acknowledge that the ITAR-controlled technical data related to the Aircraft is subject to ITAR. The Administrative Agent, the Security Trustee and each Lender agrees that no technical data, information or other items in each case which is ITAR-controlled provided by Bristow in connection with the Aircraft shall be provided to any foreign persons or to a foreign entity, including without limitation, a foreign employee or subsidiary of the Administrative Agent, the Security Trustee or any Lender (including those located in the U.S. and the U.K.), without the express written authorization of the appropriate export license, technical assistance agreement or other requisite authorization for technical data or items in each case which is ITAR-controlled.

(d) The parties agree and acknowledge that either party must notify the other of the details and circumstances of any alleged violation or noncompliance with any and all applicable regulations or government authorizations that relate to the Aircraft.

ARTICLE XI

MISCELLANEOUS

Section 11.1. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by email, by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

To the Borrower:	c/o Bristow Group Inc.
2103 City West Blvd.
4th Floor
Houston, Texas 77042
Attention: Chief Legal Officer
Email: chip.earle@bristowgroup.com

To the Administrative Agent:	Lombard North Central Plc
Turnpike House
123 High Street
Crawley
West Sussex
RH10 1DD
Attention: Aviation in Life

Email : LombardAviationIn-Life@lombard.co.uk

To any other Lender:	the address set forth in the Administrative Questionnaire or the Assignment and Acceptance Agreement executed by such Lender

To the Security Trustee:	Lombard North Central Plc
Turnpike House
123 High Street
Crawley
West Sussex
RH10 1DD

Attention: Aviation in Life

Email : LombardAviationIn-Life@lombard.co.uk

Any party hereto may change its address, email address or facsimile number for notices and other communications hereunder by notice to the other parties hereto (with copy to Administrative Agent). All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mail or if delivered, upon delivery; provided, that notices delivered to the Administrative Agent shall not be effective until actually received by such Person at its address specified in this Section 11.1.

(b) Notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

Section 11.2. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 11.3. Waiver; Amendments.

(a) No failure or delay by the Administrative Agent, the Security Trustee or any Lender in exercising any right or power hereunder or under any other Loan Document, and no course of dealing between the Borrower and the Administrative Agent, the Security Trustee or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent, the Security Trustee and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 11.3, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Term Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, the Security Trustee or any Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b) No amendment or waiver of, or consent to departure from, any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders or the Borrower and the Administrative Agent with the consent of the Required Lenders, and then such amendment, waiver or consent to departure shall be effective only in the specific instance and for the specific purpose for which given; provided, that no waiver or consent to departure shall: (i) increase the Term Loan Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Term Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any scheduled payment of any principal of, or interest on, any Term Loan or any fees hereunder or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender affected thereby, (iv) change Section 2.17(c) or (d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section 11.3(b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender, (vi) release any Guarantor or limit the liability of any such Guarantor under the Parent Guaranty or any other guaranty agreement or other Loan Documents, without the written consent of each Lender, except as expressly permitted in this Agreement or other Loan Documents, and (vii) release all or substantially all collateral securing any of the Obligations or subordinate any Lien in such collateral to any other creditor of the Borrower or any Subsidiary other than in accordance with the terms of the Loan Documents, without the written consent of each Lender; provided further, that no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent without the prior written consent of such Person. Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), such Lender shall have no other commitment or other obligation hereunder (but such Lender shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 11.4) and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

Section 11.4. Expenses; Indemnification.

(a) The Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent and its Affiliates, including the agreed fees and reasonable charges and disbursements of counsel for the Administrative Agent and its Affiliates, in connection with the syndication of the credit facility provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated) and (ii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel) incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 11.4, or in connection with the Term Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Term Loans.

The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Security Trustee and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable allocated fees and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party or Related Party of a Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Term Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or Related Party of a Loan Party, and regardless of whether any Indemnitee is a party thereto, (iv) the ownership, possession, use, non-use, substitution, interchange, airworthiness, control, delivery, maintenance, repair, operation, registration, re-registration, replacement, condition, sale, purchase, lease, sublease, pooling, storage, modification, location, alteration, return, transfer or other disposition of the Aircraft, the Airframe, any Engine or any Part (including, without limitation, latent or other defects, whether or not discoverable, and any claim for patent, trademark or copyright infringement) by the Borrower, any other Loan Party or any Permitted Third Party User or any other person, or (v) any breach of or failure to perform or observe, or any other non-compliance with, any covenant, condition or agreement or other obligation to be performed by the Borrower, any other Loan Party or any Permitted Third Party User under any of the Loan Documents, or the falsity of any representation or warranty of the Borrower, any other Loan Party or any Permitted Third Party User in any of the Loan Documents provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. The Borrower, upon demand by the Administrative Agent, the Security Trustee or a Lender at any time, shall indemnify the Finance Party (on its behalf or an Indemnitee’s behalf) for any such reasonable legal or other expenses incurred in connection with investigating or defending against any of the foregoing, except if the same is excluded from indemnification pursuant to the provisions of the preceding sentence. Each Indemnitee agrees to contest any indemnified claim if requested in writing by the Borrower, in a manner reasonably directed by the Borrower, with counsel selected by the Indemnitee and approved by the Borrower, which approval shall not be unreasonably withheld or delayed provided the Borrower agrees to indemnify the Indemnitee for any costs, expenses and losses incurred in relation to such contest, such contest has, in the opinion of the Indemnitee, a reasonable chance of success, such contest is not likely to result in a sale, forfeiture or seizure of the Aircraft or the rights and interests of the Finance Parties therein or the creation of any Lien on the Aircraft or is likely to result in reputational damage or criminal liability on the Indemnitee. Any Indemnitee that proposes or intends to settle or compromise any such indemnified claim shall give the Borrower written notice of the terms of such settlement or compromise reasonably in advance of settling or compromising such claim or proceeding and shall obtain the Borrower’s prior written consent thereto, which consent shall not be unreasonably withheld or delayed; provided that the Indemnitee shall not be restricted from settling or compromising any such claim if the Indemnitee waives its right to indemnity from the Borrower in respect of such claim and such settlement or compromise does not materially increase the Borrower’s liability pursuant to this Section 11.4 to any Related Party of such Indemnitee. This Section 11.4(a) shall not apply to any Taxes, other than Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b) To the extent that the Borrower fail to pay any amount required to be paid to the Administrative Agent or the Security Trustee under clauses (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent or the Security Trustee such Lender’s Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Security Trustee in its capacity as such.

(c) To the extent permitted by applicable law, no party to this Agreement or Indemnitee shall assert, and each hereby waives, any claim against any such other Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Term Loan or the use of proceeds thereof.

(d) This Section 11.4 shall not apply with respect to indemnification for Taxes (which instead shall be governed by Section 2.16), except for any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. All amounts due under this Section 11.4 shall be payable within ten (10) Business Days after written demand therefor.

Section 11.5. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void), provided that (x) any such assignment or transfer has received all necessary authorizations from the U.S. Department of State and the Department and (y) any such successor or assignee of a Lender has agreed to be bound by the Assurance Letter in accordance with its terms. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (e) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign all or a portion of its rights and obligations under this Agreement (including all or a portion of the Term Loan at the time owing to it) (i) at any time to one or more assignees that is an Approved Assignee or (ii) with the prior written consent of the Borrower if such assignee is not an Approved Assignee, provided that the Borrower’s consent shall not be required if an Event of Default has occurred and is continuing and shall deemed to be given if the Borrower has not objected to the transferee which is not an Approved Assignee within 10 Business Days of notification thereof); provided further however that, in the case of an assignment by Lombard Northern Central Plc of all of its Term Loan (and resignation of its role as Administrative Agent and Security Trustee) whether to an Approved Assignee or otherwise, any such assignment or transfer shall have received all necessary authorizations from the U.S. Department of State and the Department and such Approved Assignee or other assignee shall become bound by the Assurance Letter and the OEF Agreement in accordance with their terms; provided further that the Obligations of the Borrower shall not be increased as a result of any such assignment; provided further that the Borrower shall not be obligated to make any payment to any assignee or to any Lender which has changed its Applicable Lending Office (unless such assignment or change in Applicable Lending Office is in connection with Section 2.18 or 2.19) under Section 2.14 or 2.16 in an amount greater than it would have had to make had such assignment or change in Applicable Lending Office not taken place based on applicable laws at the time of such assignment or change in Applicable Lending Office; provided further that any such assignment will be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the Term Loan at the time owing to the assigning Lender or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the principal outstanding balance of the Term Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition: the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice thereof.

(iv) Assignment and Acceptance. The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500, (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 2.16.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any or other Loan Party Affiliate or Subsidiary of the Borrower or other Loan Party.

(vi) No Assignment to Natural Persons. No such assignment shall be made to (i) a natural person; (ii) an entity that is not a bank, insurance company or a financial institution that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or an Affiliate of any of the foregoing or (iii) a Bristow Competitor.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 11.5, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a Lender under this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 11.4 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by any Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 11.5.

(c) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the principal amount (and stated interest) of the Term Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Information contained in the Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. Information contained in the Register shall be conclusive, absent manifest error. In establishing and maintaining the Register, the Administrative Agent shall serve as the Borrower’s agent solely for purposes of taking the actions described in this Section 11.5(c), and the Borrower hereby agrees that, to the extent Lombard North Central PLC serves in such capacity, Lombard North Central PLC and its Related Parties shall constitute “Indemnitees”.

(d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent sell participations to any Person (other than a natural person, the Borrower or the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Term Loan owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(e) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that, to the extent affecting such Participant: (i) increases the Term Loan Commitment of such Lender, (ii) reduces the principal amount of any Term Loan or reduces the rate of interest thereon, or reduces any fees payable hereunder, (iii) postpones the date fixed for any payment of any principal of, or interest on, any Term Loan or any fees hereunder or reduces the amount of, waives or excuses any such payment, (iv) changes Section 2.17(c) or (d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) changes any of the provisions of Section 11.3(b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) releases the Guarantor or limits the liability of the

Guarantor under the Parent Guaranty or any other guaranty agreement, except in connection with the sale or other disposition of such Guarantor or as expressly permitted in this Agreement or other Loan Documents or (vii) releases all or substantially all collateral securing any of the Obligations. Subject to paragraph (f) of this Section 11.5, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15, and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 11.5. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.8 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and each Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) If a Participant is not an Approved Assignee, then a Participant shall not be entitled to receive any greater payment under Section 2.14 and Section 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of, and consents in writing to, the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16 as though it were a Lender.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 11.6. GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF) OF THE STATE OF NEW YORK.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES

HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY APPLICABLE LAW, SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE SECURITY TRUSTEE OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING DESCRIBED IN PARAGRAPH (B) OF THIS SECTION 11.6 AND BROUGHT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION 11.6. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.1. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 11.7. WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.8. Right of Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender to or for the credit or the account of the Borrower against any and all Obligations held by such Lender, irrespective of whether such Lender shall have made demand hereunder and although such Obligations may be unmatured. Each Lender agrees promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender agrees to apply all amounts collected from any such set off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Borrower and any of its Subsidiaries to such Lender.

Section 11.9. Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the Fee Letter, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Administrative Agent or the Security Trustee constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.

Section 11.10. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of the Term Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Security Trustee or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Term Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Sections 2.14, 2.15, 2.16, 10.1, 11.4, Article IX and any indemnity obligations in favor of the Department shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Term Loans or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of the Term Loans.

Section 11.11. Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.12. Confidentiality. Each of the Administrative Agent, the Security Trustee and the Lenders agrees to maintain the confidentiality of any information provided to it by the Borrower or any Subsidiary, except that such information may be disclosed (i) to any Related Party of the Administrative Agent, the Security Trustee or any such Lender, including without limitation accountants, legal counsel and other advisors, solely for purposes of evaluating such information, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority, (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section 11.12, or which becomes available to the Administrative Agent, the Security Trustee, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Borrower or any Subsidiary, (v) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, and (ix) subject to provisions substantially similar to this Section 11.12, to any actual or prospective assignee or Participant, or (vi) with the consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section 11.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.

Section 11.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to the Term Loans, together with all fees, charges and other amounts which may be treated as interest on the Term Loans under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding a Term Loan in accordance with applicable law, the rate of interest payable in respect of such Term Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Term Loan but were not payable as a result of the operation of this Section 11.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation to the date of repayment (to the extent permitted by applicable law), shall have been received by the Lender.

Section 11.14. Waiver of Effect of Corporate Seal. The Borrower represents and warrants that neither the Borrower nor any other Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any Requirement of Law, agrees that this Agreement is delivered by the Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.

Section 11.15. Patriot Act. The Administrative Agent, the Security Trustee and each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. Each Loan Party shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by the Administrative Agent, the Security Trustee or any Lender in order to assist the Administrative Agent, the Security Trustee and the Lenders in maintaining compliance with the Patriot Act.

Section 11.16. Officer’s Certificates. It is not intended that any certificate of any officer or director of the Borrower delivered to the Administrative Agent, the Security Trustee or any Lender pursuant to this Agreement shall give rise to any personal liability on the part of such officer or director.

Section 11.17. Effect of Inclusion of Exceptions. It is not intended that the specification of any exception to any covenant herein shall imply that the excepted matter would, but for such exception, be prohibited or required.

Section 11.18. Release of Collateral.

(a) Upon receipt in full (whether by scheduled payment, prepayment under Section 2.8, mandatory prepayment required under Section 2.9 or prepayment under clause (c) of Section 6.1) of the Term Loans and all other amounts due, owing, and payable in accordance with this Agreement (excluding contingent indemnification obligations and other contingent payment obligations in each case for which no claim has been made), (i) the Security Trustee shall promptly, at the written request and cost of the Borrower, release the Liens created in its favor pursuant to the Loan Documents with respect to the Aircraft and associated Collateral and the Administrative Agent, the Security Trustee and each Lender shall execute, deliver and file (and permit the Borrower or Guarantor to file) any and all such agreements, releases, instruments other documents necessary or reasonably requested by the Borrower in order to evidence such release, including a release of the Lease Assignment affecting such Aircraft and the Parent Guaranty; and (ii) the Administrative Agent and the Security Trustee shall (together with BHL) execute and send the notice to the Department pursuant to, and in accordance with, clause (b)(iii) of Section 6.1.

(b) Provided no Relevant Default or Event of Default has occurred and is continuing, the Borrower shall have the right to prepay at its option in accordance with Section 2.8, the Release Amount (including applicable prepayment fees) relating to one or more Aircraft pursuant to Section 2.8 of this Agreement, whereupon, upon receipt of the Release Amount (including applicable prepayment fees), the Security Trustee shall promptly, at the written request and cost of the Borrower, release the Liens created in its favor pursuant to the Loan Documents with respect to the Aircraft and associated Collateral as to which such Release Amount was paid and the Administrative Agent, the Security Trustee and each Lender shall execute, deliver and file (and permit the Borrower or Guarantor to file) any and all such agreements, releases, instruments other documents necessary or reasonably requested by the Borrower in order to evidence such release, including a release of the Lease Assignment affecting such Aircraft.

(c) Upon a receipt by the Security Trustee of the OEF Payment from the Department with respect to each affected Aircraft in connection with required transfer of the Aircraft to the Department or to a new operator pursuant to the SAR Contract and as contemplated in Section 6.1 hereof, the Security Trustee shall contemporaneously release (i) the applicable Loan Security Interests, as defined in, and in accordance with, the Assurance Letter and the terms thereof and (ii) provided no Relevant Default or Event of Default has occurred and is continuing, the Lease Assignment and other Liens in respect of such Aircraft and associated Collateral. The Administrative Agent, the Security Trustee and each Lender shall execute, deliver and file (and permit the Borrower or Guarantor to file) any and all such agreements, releases, instruments other documents necessary or reasonably requested by the Borrower or the Department in order to evidence such releases.

(d) Upon the permanent replacement of an Engine and in exchange for evidence that the Borrower has title to the replacement engine and that the Security Trustee has a Lien under the Loan Documents with respect to such replacement engines, the Security Trustee shall promptly, at the cost of the Borrower, release the Liens created in its favor pursuant to the Loan Documents with respect to the Engine being relinquished and the Administrative Agent, the Security Trustee and each Lender shall execute, deliver and file (and permit the Borrower or Guarantor to file) any and all such agreements, releases, instruments other documents necessary or reasonably requested by the Borrower in order to evidence such release, including a partial release of the Lease Assignment affecting such Engine.

(e) Upon a transfer of one or more Aircraft in compliance with Section 5.16(ii) of this Agreement and Borrower’s fulfillment of its obligations under Section 5.16(ii) in connection therewith, the Security Trustee shall promptly, at the cost of the Borrower, release the Liens created in its favor pursuant to the Loan Documents with respect to each such Aircraft and associated Collateral and the Administrative Agent, the Security Trustee and each Lender shall execute, deliver and file (and permit the Borrower or Guarantor to file) any and all such agreements, releases, instruments other documents necessary or reasonably requested by the Borrower in order to evidence such release including a release of the Lease Assignment affecting such Aircraft.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BRISTOW U.S. LEASING LLC

By	/s/ Joseph A. Baj
Name: Joseph A. Baj
Title: Manager

LOMBARD NORTH CENTRAL PLC as Administrative Agent and as a Lender

By	/s/ Hazel Watson
Name: Hazel Watson
Title: Attorney

LOMBARD NORTH CENTRAL PLC as Security Trustee

By	/s/ Hazel Watson
Name: Hazel Watson
Title: Attorney

SIGNATURE PAGE TO TERM LOAN

CREDIT AGREEMENT

Schedule I

AIRCRAFT

Aircraft Type	Serial No.
1) Sikorsky S-92A	920254
2) Sikorsky S-92A	920257
3) Sikorsky S-92A	920262

Schedule I-1

Schedule II

COMMITMENT AMOUNTS

Lender	Term Loan Commitment
Lombard North Central PLC	$109,890,000	*

TOTAL:	$109,890,000	*

*to be advanced in GBP at the Agreed Exchange Rate, converted into Dollars by the Administrative Agent, and delivered in Dollars by the Administrative Agent to the account designated by the Borrower as more particularly described in Section 2.4 hereof.

Schedule II-I

UK SEARCH AND RESCUE ADDENDUM

UK SEARCH AND RESCUE ADDENDUM (this “SAR Addendum”) to Term Loan Credit Agreement dated November 11, 2016 (the “Credit Agreement”), by and among BRISTOW U.S. LEASING LLC, as borrower (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), LOMBARD NORTH CENTRAL PLC, in its capacity as administrative agent for the Lenders (the “Administrative Agent”), and LOMBARD NORTH CENTRAL PLC, in its capacity as security trustee for the Lenders (the “Security Trustee”).

All capitalized terms not defined in this SAR Addendum are defined in the Credit Agreement. Execution of this SAR Addendum by the Administrative Agent, the Security Trustee and the Borrower shall constitute execution and acceptance of the terms and conditions of this SAR Addendum, and it shall supplement and be a part of the Credit Agreement.

WHEREAS, Bristow Helicopters Limited, a company established under the laws of England (“Contractor”), has contracted with the United Kingdom Department for Transport and its executive agencies, including the Maritime and Coastguard Agency (the “Department”), pursuant to Contract No. NRP 10045 UKSARH to provide search and rescue services on a long term basis on behalf of the Department in the United Kingdom (the “SAR Contract”); and

WHEREAS, each Aircraft is one of the helicopters that Contractor intends to operate to perform the SAR Contract (“SAR Aircraft”)

NOW, THEREFORE, for consideration of the mutual covenants set forth in the Credit Agreement and other good and valuable consideration, and, in order to facilitate Contractor’s compliance with the SAR Contract and the Borrower’s performance under the Credit Agreement, the Administrative Agent, the Security Trustee and the Borrower hereby covenant and agree as follows:

1. Performance. To the extent the Administrative Agent and the Security Trustee are notified by Contractor in writing of the same, each of the Administrative Agent and the Security Trustee shall comply, and shall procure that its employees comply, with any rules, regulations and any safety and security instructions notified by the Department to the Contractor in writing, including completion of any additional security clearance procedures required by the Department, and return of any passes required. Contractor agrees to forward any such notices to the Administrative Agent and the Security Trustee.

2. Prevention of Corruption.

(a) Each of the Administrative Agent and the Security Trustee shall:

(i) comply with the Department’s Ethics, Anti-bribery and Anti-corruption Policies as provided by the Department from time to time (“Anti-Bribery Policies”), written copies of which were received by the Administrative Agent and the Security Trustee on October 4, 2016, and shall comply with any written updates to Anti-Bribery Policies provided by Contractor to the Administrative Agent or the Security Trustee from time to time;

(ii) not engage in any activity, practice or conduct which would constitute an offence under the Bribery Act 2010 of the Parliament of the United Kingdom (“Bribery Act 2010”); and

(iii) not do, or omit to do, any act that may cause or lead the Department or any of its employees, servants or agents to be in breach of any of the Bribery Act 2010 and/or Anti-Bribery Policies.

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(b) Each of the Administrative Agent and the Security Trustee acknowledges that (i) the Department has the right to review the books and records and policies and procedures of the Contractor to audit compliance with the Bribery Act 2010 and/or Anti-Bribery Policies; and (ii) Contractor is required under the SAR Contract periodically to certify that all persons who are performing the services that Contractor is required to carry out under the SAR Contract (the “Services”) have complied with the relevant anti-bribery requirements. Upon written request by Contractor to the Administrative Agent and the Security Trustee, each of the Administrative Agent and the Security Trustee agrees to provide Contractor or the Department such information as will permit the Department to audit the Administrative Agent’s or such Security Trustee’s compliance with this subsection and enable Contractor to make the certifications it is required to make under the SAR Contract.

(c) Each of the Administrative Agent and the Security Trustee agrees and acknowledges that, if Contractor, its employees, agents, servants, suppliers or subcontractors, including without limitation, the Administrative Agent or the Security Trustee, or anyone acting on the Contractor’s behalf, engages in conduct prohibited by Section 2(a) hereof, Contractor will incur loss, costs and expenses, insofar as the Department may, pursuant to the terms of the SAR Contract:

(i) terminate the SAR Contract and recover from Contractor the amount of any loss suffered by the Department resulting from the termination, including the cost reasonably incurred by the Department of making other arrangements for the supply of the Services and any additional expenditure incurred by the Department throughout the remainder of the term under the SAR Contract; or

(ii) recover in full from Contractor any other loss sustained by the Department in consequence of any breach of Section 2(a).

(d) Each of the Administrative Agent and the Security Trustee represents and warrants to the Department that the Administrative Agent or the Security Trustee, as the case may be, has not, prior to the effective date of the Credit Agreement (the “Effective Date”), and shall not, from and after the Effective Date until the end of the Term of the Credit Agreement:

(i) pay or attempt to pay a bribe to any person in order to secure any business, preferential business terms or favourable treatment whether in connection with the Credit Agreement or any other agreement with the Department;

(ii) engage in any activity, practice or conduct which would constitute an offence under sections 1, 2 or 6 of the Bribery Act 2010; or

(iii) knowingly permit any violation of any applicable anti-bribery or anti-money laundering laws including but not limited to the Bribery Act 2010 and the Proceeds of Crime Act 2002 of the Parliament of the United Kingdom.

(e) Each of the Administrative Agent and the Security Trustee shall have and maintain in place adequate procedures designed to prevent any associated person from undertaking any conduct that would give rise to an offence under section 7 of the Bribery Act 2010.

3. Prevention of Fraud.

(a) Each of the Administrative Agent and the Security Trustee shall take all reasonable steps, in accordance with Good Industry Practice, to prevent Fraud by its employees, agents, servants and subcontractors, in connection with the receipt of monies from the Department.

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(b) Each of the Administrative Agent and the Security Trustee agrees and acknowledges that, if Contractor, its employees, agents, servants, suppliers or subcontractors, including without limitation, the Administrative Agent or the Security Trustee, commits Fraud in relation to this or any other contract with the Crown (including the Department), Contractor will incur loss, costs and expenses, insofar as the Department may, pursuant to the terms of the SAR Contract:

(i) terminate the SAR Contract and recover from Contractor the amount of any loss suffered by the Department resulting from the termination, including the cost reasonably incurred by the Department of making other arrangements for the supply of the Services and any additional expenditure incurred by the Department throughout the remainder of the term of the SAR Contract; or

(ii) recover in full from Contractor any other loss sustained by the Department in consequence of any breach of this Section 3.

(iii) For purposes of this Section 3, the following terms shall have the meanings specified below:

(A) “Good Industry Practice” means standards, practices, methods and procedures conforming to the law and the necessary degree of skill and care, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced person or body engaged in the delivery of the Services or similar type of services.

(B) “Fraud” means any offence under laws creating offences in respect of fraudulent acts or at common law in respect of fraudulent acts in relation of the SAR Contract or defrauding or attempting to defraud or conspiring to defraud the Crown.

(C) “Crown” means the government of the United Kingdom (including the Northern Ireland Executive Committee and Northern Ireland Departments, the Scottish Executive and the National Assembly for Wales), including, but not limited to, government ministers, government departments, government and particular bodies and government agencies.

4. Official Secrets Act. Each of the Administrative Agent and the Security Trustee hereby acknowledges that it is aware of the Official Secrets Acts 1911 to 1989 of the Parliament of the United Kingdom and section 182 of the Finance Act 1989 of the Parliament of the United Kingdom, and understands that these Acts apply to the Administrative Agent or the Security Trustee, as the case may be, during and after performance of any Services under or in connection with the Credit Agreement.

5. Discrimination.

(a) Neither the Administrative Agent nor the Security Trustee shall discriminate directly or indirectly or by way of victimisation or harassment against any person in respect of any protected characteristic under the Equality Act 2010 of the Parliament of the United Kingdom (the “Equality Act 2010”).

(b) Where any employee of the Administrative Agent or the Security Trustee is required to carry out any activity alongside the Department’s employees, the Administrative Agent or the Security Trustee, as the case may be, shall ensure that each such employee complies with the Department’s

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employment policies and codes of practice relating to discrimination and equal opportunities furnished by Contractor to the Administrative Agent and the Security Trustee on October 4, 2016 and any updates thereto furnished by Contractor to the Administrative Agent and the Security Trustee from time to time.

(c) Each of the Administrative Agent and the Security Trustee shall notify Borrower and the Department in writing as soon as it becomes aware of any investigation or proceedings brought against it under the Equality Act 2010 in connection with the Administrative Agent’s or Security Trustee’s performance of the Credit Agreement. Where there is such an investigation or proceedings the Administrative Agent or the Security Trustee shall free of charge:

(i) provide any information requested by the investigating body, court or tribunal in the timescale allotted;

(ii) attend, and permit a representative from the Department to attend, any associated meetings;

(iii) promptly allow access to any documents and information relevant to the investigation or proceedings; and

(iv) cooperate fully and promptly with the investigatory body, court or tribunal.

(d) Each of the Administrative Agent and the Security Trustee shall indemnify the Department against all costs, charges, expenses (including legal and administrative expenses) and payments made by the Department arising out of or in connection with any such investigation or proceedings.

(e) Each of the Administrative Agent and the Security Trustee shall:

(i) provide such information and assistance reasonably required by the Department to allow the Department to comply with its general equality duty under section 149 of the Equality Act 2010 and any specific duties made under section 151 of the Equality Act 2010; and

(ii) comply with its respective obligations under section 149 of the Equality Act 2010 if and to the extent that the Administrative Agent or the Security Trustee, as the case may be, carries out public functions.

6. Safety. In connection with the SAR Contract, each of the Administrative Agent and the Security Trustee shall comply with all safety precautions necessary for its protection and the protection of any other persons, including all precautions required to be taken by or under or pursuant to any Act of Parliament. For the avoidance of doubt this includes the Department’s health and safety policies (to the extent that Contractor has provided to the Administrative Agent and the Security Trustee written copies of the same) and any regulations or by-laws issued by the Department, any other government department, local authority or other body.

7. Special Health and Safety Hazards.

(a) The Administrative Agent and the Security Trustee acknowledges that throughout the term of the SAR Contract the Contractor is obligated to notify the Department of any hazards which may affect the Department or the Contractor’s performance of the Services or any breach of the Department’s Safety Plan and Safety Policy Statement, and in order to enable compliance with such requirement the Administrative Agent and the Security Trustee agrees to notify Contractor of any known hazards.

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(b) Each of the Administrative Agent and the Security Trustee shall ensure that any persons employed by or controlled by the Administrative Agent or the Security Trustee, as the case may be, and working in relation to the Credit Agreement are adequately informed and instructed on the hazards and any necessary associated safety measures.

8. Disclosure of Information.

(a) Each of the Administrative Agent and the Security Trustee acknowledges that the Department is subject to the requirements of: (i) the Freedom of Information Act 2000 of the Parliament of the United Kingdom and any subordinate legislation made under such Act from time to time together with any guidance and/or codes of practice issued by the Information Commissioner or relevant government department in relation to such legislation (the “FOIA”), and (ii) the Environmental Information Regulations 2004 of the United Kingdom and any guidance and/or codes of practice issued by the Information Commissioner or relevant government department in relation to such regulations (the “EIR”), and shall assist and cooperate with the Department to enable the Department to comply with its information (as defined in section 84 of the FOIA, “Information”) disclosure obligations.

(b) Each of the Administrative Agent and the Security Trustee shall transfer to the Department all Requests for Information (as defined in the FOIA or EIR, where relevant) that such party receives as soon as practicable and, in any event within two (2) Business Days of receiving a Request for Information:

(i) provide the Department with a copy of all Information (as defined under section 84 of the FOIA) in its possession or power in the form that the Department requires within five (5) Business Days (or such other period as the Department may specify) of the Department’s request; and

(ii) provide all necessary assistance as reasonably requested by the Department to enable the Department to respond to the Request for Information within the time for compliance set out in section 10 of the FOIA or Regulation 5 of the EIR.

(c) In no event shall the Administrative Agent or the Security Trustee respond directly to a Request for Information unless expressly authorised to do so by the Department.

(d) Neither the Administrative Agent nor the Security Trustee shall make any press announcement or publicise the SAR Contract, or any part thereof in any way, except with the prior written consent of the Department.

9. Administrative Agent, Security Trustee and Suppliers.

(a) Payment of all amounts due under the Credit Agreement and secured by SAR Aircraft shall be made by the Borrower to the Administrative Agent (the supplier or subcontractor) or the Security Trustee, within a specified period not exceeding thirty (30) days from receipt of an invoice properly issued in accordance with the Credit Agreement.

(b) Each of the Administrative Agent and the Security Trustee agrees that:

(i) The Department has a right under the Contracts (Rights of Third Parties) Act 1999 (or, where requested by the Department, an equivalent legal right) and shall be entitled to the rights of a third party beneficiary under New York law (whether applicable or not), in each case, to enforce the terms of the Credit Agreement as if it were a Borrower;

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(ii) The Borrower is permitted to assign, novate or otherwise transfer any of its rights and/or obligations under the Credit Agreement to the Department or any Department-appointed third party provider of services which are substantially similar to any of the Services and which the Department receives in substitution for any of the Services following the expiry or termination or part thereof of the SAR Contract, whether those services are provided by the Department internally and/or by any third party;

(iii) Neither the Administrative Agent nor the Security Trustee may further subcontract elements of the service provided to the Borrower and Contractor without first seeking the consent of the Department;

(iv) The Borrower, the Department or any other person on behalf of the Department may step-in on substantially the same terms as are set out Section 42 relating to Unsatisfactory Performance set forth in Schedule 1 attached hereto;

(v) Each of the Administrative Agent and the Security Trustee shall notify the Department promptly in writing of any material non-payment or late payment of any sums properly due to the Administrative Agent or the Security Trustee, as the case may be, from the Borrower under the Credit Agreement, under a specified valid invoice and not subject to a genuine dispute; and

(vi) Each of the Administrative Agent and the Security Trustee shall:

(A) promptly notify the Borrower, Contractor, and the Department in writing of a Lender Financial Distress Event or any fact, circumstance or matter which could cause a Lender Financial Distress Event (and in any event, provide such notification within ten (10) Business Days of the date on which the Administrative Agent or the Security Trustee first becomes aware of the Lender Financial Distress Event or the fact, circumstance or matter which could cause the Lender Financial Distress Event); and

(B) co-operate with the Borrower, Contractor, and the Department in order to give full effect to the provisions relating to Financial Distress provisions within Schedule 8.1 (Governance and Contract Management) of the SAR Contract (which have been included in Schedule 1 attached hereto) including meeting with the Borrower, Contractor, and the Department to discuss and review the effect of the Lender Financial Distress Event on the continued performance and delivery of the Services, and contributing to and complying with any business continuity plan.

(C) For purposes of Section 9(b)(vi)(A), “Lender Financial Distress Event” means an event which the Department reasonably believes could impact on the continued performance and delivery of the Services in accordance with the SAR Contract. This includes, without limitation: the relevant contractor’s credit ratings significantly dropping; the relevant contractor issuing a profits warning to a stock exchange or making any other public announcement about a material deterioration in its financial position or prospects; there being a public investigation into improper financial accounting and reporting, suspected fraud or any other impropriety of the relevant contractor; the relevant contractor committing a material breach of covenants to its lenders; notification from the relevant contractor that the relevant contractor has not satisfied any material sums properly due under a specified invoice and not subject to a genuine dispute; the commencement of any litigation against the relevant contractor with respect to material financial indebtedness or obligation under a service contract; non-payment by the

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relevant contractor of any material financial indebtedness; inability of the relevant contractor to pay debts as they fall due; any fraudulent or wrongful trading by the relevant contractor under §213 or §214 of the Insolvency Act 1986; any material financial indebtedness of the relevant contractor becoming due as a result of an event of default; or the cancellation or suspension of any financial indebtedness in respect of the relevant contractor.

(c) Each of the Administrative Agent and the Security Trustee acknowledges that the Department may require it to enter into a direct agreement with the Department, as soon as reasonably practicable following the Department’s instruction and on such terms as may be reasonably requested by the Department in connection with the Administrative Agent’s or the Security Trustee’s performance of the Credit Agreement.

(d) Termination of Sub-contracts:

(i) Each of the Administrative Agent and the Security Trustee agrees and acknowledges that the SAR Contract does not permit Contractor to terminate or materially amend the terms of the Credit Agreement without the Department’s prior written consent, which shall not be unreasonably withheld or delayed.

(ii) Each of the Administrative Agent and the Security Trustee acknowledges that the Department may require the Borrower to terminate the Credit Agreement in the event of a Change of Control of the Administrative Agent or the Security Trustee. Neither the Administrative Agent nor the Security Trustee shall permit a Change of Control of such entity to occur without the prior written consent of the Department. “Change of Control” of an entity means an event where any single person, or group of persons acting in concert, acquires control of the entity or any direct or indirect interest in the voting share capital of the entity, as a result of which that person or group of persons has a direct or indirect interest in more than 25% of the relevant share capital of the entity.

(e) Use of SMEs in the Supply Chain and Long Term Job-Seekers.

(i) Each of the Administrative Agent and the Security Trustee shall:

(A) make best use of a variety of suppliers in its supply chain that should include without limitation Small and Medium–sized Enterprises (“SME”) where the Administrative Agent or the Security Trustee, as the case may be, is not itself an SME; and

(B) provide opportunities and training (which may include apprenticeships or equivalent) for long-term job seekers.

(ii) Each of the Administrative Agent and the Security Trustee shall, where practicable, promote opportunities for inclusion of SMEs within its supply chain. Where SMEs are used within the Administrative Agent’s or the Security Trustee’s supply chain, where practicable such usage should support the Department’s targets that may be set by the government of the United Kingdom for SME usage and spend.

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(iii) The Administrative Agent and the Security Trustee acknowledges that Contractor is required to report monthly or such other period as the parties agree to the Department in writing on, and upon request by the Borrower or Contractor, as the case may be, the Administrative Agent and the Security Trustee agrees to provide information regarding:

(A) the use of sub-contractors in its supply chain including information on use of SMEs, spend, performance, and payment; and

(B) how opportunities and training (which may include apprenticeships or equivalent) for long-term job seekers is being developed and implemented.

10. Recovery upon Termination. On the termination or expiry of the SAR Contract for any reason, each of the Administrative Agent and the Security Trustee agrees:

(a) to immediately return to the Department any Confidential Information, Department Data, Deliverables and IP Materials in such entity’s possession, which was obtained or produced in the course of providing the Services;

(b) to immediately deliver to the Department all Property (including materials, documents, information and access keys) provided to Contractor but in the Administrative Agent’s or Security Trustee’s or such entity’s possession (if any) during the term of the SAR Contract; and such property shall be handed back in good working order (allowance shall be made for reasonable wear and tear);

(c) to assist and co-operate with the Department to ensure an orderly transition of the provision of the Services to the Replacement Contractor and/or the completion of any work in progress; and

(d) to promptly provide all information concerning the provision of the Services which may reasonably be requested by the Department for the purposes of adequately understanding the manner in which the Services have been provided or for the purpose of allowing the Department or the Replacement Contractor to conduct due diligence.

(e) if the Administrative Agent or the Security Trustee fails to comply with Section 10(a) and Section 10(b), the Department may recover possession of such Confidential Information, Department Data, Deliverables and IP Materials from the Administrative Agent or the Security Trustee, as the case may be, and each of the Administrative Agent and the Security Trustee grants a licence to the Department or its appointed agents to enter (for the purposes of such recovery) any premises of the Administrative Agent or the Security Trustee, as the case may be, where any such items may be held.

For purposes of this Section (10), the following terms shall have the meanings specified below:

(i) “Confidential Information” means all Personal Data and any information, however it is conveyed, that relates to the business, affairs, developments, trade secrets, know-how, personnel, and suppliers of the Department, including all Intellectual Property Rights, together with all information derived from any of the above, and any other information clearly designated as being confidential (whether or not it is marked “confidential”) or which ought reasonably be considered to be confidential.

(ii) “Department Data” means any data (including Personal Data) supplied by the Department, or others, in whatever format, related to the delivery of the SAR Contract.

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(iii) “Deliverables” means the final ‘deliverable’ version of any data, including written reports, calculations, software, designs, drawings, specifications, maps and photographs completed or provided in connection with the SAR Contract.

(iv) “Intellectual Property Rights” means all intellectual and industrial property rights of any nature whatsoever, including all of the following: patents, copyrights, database rights, design rights; all rights in or arising out of discoveries, inventions, improvements, know-how, confidential information, trademarks, designs and works; the right to apply for any form of protection for any of these, applications for and registrations of any of these and all resulting registrations. In each case it includes these rights and interests in every part of the world for their full terms, including any renewals and extensions, and the right to receive any income from them and any compensation in respect of their infringement.

(v) “IP Materials” means (i) all photographs taken during any flight by Contractor, its employees, agents, servants, suppliers or subcontractors, including without limitation, the Administrative Agent or the Security Trustee, or a third party on board any SAR Aircraft; and (ii) all video and/or audio recordings made on any medium from which a moving image and/or audio file may by any means by produced, during any flight by Contractor, its employees, agents, servants, suppliers or subcontractors, including without limitation, the Administrative Agent or the Security Trustee, or a third party on board any SAR Aircraft.

(vi) “Personal Data” has the meaning given in the Data Protection Act 1998.

(vii) “Replacement Contractor” means any third party services provider of Replacement Services appointed by the Department.

(viii) “Replacement Services” means any services which are substantially similar to any of the Services and which the Department receives in substitution for any of the Services following the expiry or termination or part thereof of the SAR Contract, whether those Services are provided by the Department internally and/or by any third party.

11. [Reserved.]

12. Accident Procedure and Grounding.

(a) The Administrative Agent and the Security Trustee shall not be liable to the Department for a failure to perform its obligations under the Credit Agreement where such failure is caused by an Occurrence or a Grounding.

(b) Section 12(a) shall apply notwithstanding negligence on the part of the Borrower, the Administrative Agent or the Security Trustee and shall be subject to Section 12(c) and (d).

(c) Section 12(a) shall not apply to loss or damage caused:

(i) otherwise than by an Occurrence or a Grounding; or

(ii) by Fraud on the part of the Administrative Agent or the Security Trustee or a subcontractor thereof; or

(iii) by wilful misconduct or deliberate concealment by the Administrative Agent or the Security Trustee or a subcontractor thereof except for those acts of wilful misconduct or deliberate concealment which, in the opinion of a reputable independent insurance adviser were insurable under a policy of insurance generally available in the insurance market.

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(d) Section 12(a) shall:

(i) not prevent the Department from claiming an indemnity from the Administrative Agent or the Security Trustee in respect of any claim by third parties (including employees of the Department);

(ii) not operate to require the Department to indemnify the Administrative Agent or the Security Trustee in respect of any claim by third parties (including employees of the Department); and

(iii) not affect any right or remedy of the Department express or implied relating in any way to the repair or replacement, cost of repair or cost of replacement or inspection or transportation in connection therewith of any SAR Aircraft lost or damaged otherwise than by reason of an Occurrence.

(e) For purposes of this Section 12, the following terms shall have the meanings specified below:

(i) “Grounding” means the complete and continuous withdrawal from all flight operations at or about the same time of one or more SAR Aircraft due to a mandatory order of the Federal Aviation Administration of the United States of America (FAA), or the Civil Aviation Authority of the United Kingdom (CAA), or any other applicable airworthiness authority, because of an existing, alleged or suspected defect, fault or condition affecting the safe operation of two or more like SAR Aircraft and which results from an Occurrence.

(ii) “Occurrence” means an accident or incident (other than a Grounding) which arises out of the provision, possession or handling or use of a SAR Aircraft and causes personal injury including bodily injury, sickness or disease, including death, at any time resulting therefrom, or damage or destruction of property, including the loss of such property. A series of Occurrences following an Occurrence shall be deemed to be one Occurrence.

13. Prohibition of Use of Offshore Tax Structures.

(a) Subject to the principle of non-discrimination against undertakings based in member countries of the European Union or in signatory countries of the World Trade Organisation Agreement on Government Procurement, neither the Administrative Agent nor Security Trustee shall have in place any arrangements which:

(i) involve the use of offshore companies or other offshore entities; and

(ii) have as their main purpose or one of their main purposes the reduction of any UK taxes which would otherwise be payable by the Administrative Agent or the Security Trustee, as the case may be, on any transaction or agreement connected with or resulting from the Credit Agreement (a “Prohibited Transaction”), provided that a Prohibited Transaction shall not include transactions on terms which are at arm’s-length and are entered into in the ordinary course of the transacting parties’ business.

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(b) Each of the Administrative Agent and the Security Trustee acknowledges that Contractor is required to notify the Department in writing of any proposal for it or any affiliate or the Administrative Agent or the Security Trustee to enter into any transaction which it believes may be a Prohibited Transaction, and the Borrower are required to afford the Department a reasonable period of time (and not less than twenty (20) Business Days) in which to consider the proposed Prohibited Transaction before it is due to be effected. In order to facilitate Contractor’s compliance with this requirement the Administrative Agent and the Security Trustee agrees to notify the Borrower of any such transactions that the Administrative, Agent or the Security Trustee believes may be a Prohibited Transaction in the appropriate timeframe.

14. Confirmation of Certain Provisions in SAR Contract. Each of the Administrative Agent and the Security Trustee agrees and acknowledges that (i) certain provisions set forth in Schedule 1 attached hereto are part of the SAR Contract; and (ii) such provisions, in the event of inconsistency with the provisions of the Credit Agreement, shall control and affect the rights of the parties under the Credit Agreement; and (iii) the Department has certain rights that affect the parties rights under the Credit Agreement as set forth in such provisions.

15. Liability. In the event that the Administrative Agent’s or Security Trustee’s breach of Section 2(a)(i), Section 5(b) or Section 6 of the SAR Addendum (each such breach being referred to herein as a “Specified Breach”) directly causes the Department (i) to terminate the SAR Contract, (ii) to exercise its step-in rights under SAR Contract Condition 42 or (iii) to exercise its right to purchase any SAR Aircraft or to require that the Borrower’s interest in any SAR Aircraft be transferred to a new operator under SAR Contract Condition 58, neither the Administrative Agent nor Security Trustee shall have any responsibility or liability to the Borrower or the Borrower’s Affiliates for any liability, loss or damage caused (or alleged to be caused) to the Borrower or any of the Borrower’s Affiliates by such Specified Breach if such Specified Breach was a breach of a provision in the relevant policy or code of which no Responsible Officer of the Administrative Agent or the Security Trustee, as the case may be, had actual knowledge at the time of such Specified Breach and that had not previously been delivered to the Administrative Agent or the Security Trustee. For purposes of this Section 15, “Responsible Officer”, as it relates to the Administrative Agent and the Security Trustee, shall mean the president, chief executive officer, chief operating officer, chief financial officer, treasurer, any vice president or general counsel of the Administrative Agent or the Security Trustee.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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IN WITNESS WHEREOF, the Administrative Agent, the Security Trustee, and the Borrower has caused this UK Search and Rescue Addendum to be duly executed by its officer, representative or attorney thereunto duly authorized.

ADMINISTRATIVE AGENT:

LOMBARD NORTH CENTRAL PLC

By:	/s/ Hazel Watson
Name: Hazel Watson
Title: Attorney

SECURITY TRUSTEE:

LOMBARD NORTH CENTRAL PLC

By:	/s/ Hazel Watson
Name: Hazel Watson
Title: Attorney

SIGNATURE PAGE TO UK SEARCH AND

RESCUE ADDENDUM

BORROWER:

BRISTOW U.S. LEASING LLC

By:	/s/ Joseph A. Baj
Name: Joseph A. Baj
Title: Manager

SIGNATURE PAGE TO UK SEARCH AND

RESCUE ADDENDUM

Schedule No. 1 to UK Search and Rescue Addendum

10. Sub-contractors

10.1 [intentionally omitted.]

10.2 Pursuant to Condition 39.2, the Department requires that the Contractor inform the Department as soon as possible where it is aware, or receives any notice from a Sub-contractor, that the Contractor is in breach of any obligation under the Sub-contract.

10.3 Pursuant to Condition 39.2, the Department requires that the Contractor inform the Department as soon as possible where the Contractor or any of its Sub-contractors suffers a Financial Distress Event.

In the event of a Contractor Financial Distress Event, the Department may take step-in action in under Condition 42.5

Section 10 above constitutes the Financial Distress Provisions from Schedule 8.1 (Governance and Contract Management) of the SAR Contract:

39. Assignment, Sub-Contractors and Suppliers

39.1 The Contractor shall not sub contract or transfer, assign, charge, or otherwise dispose of this Contract or any part of it without the prior written consent of the Department and the Contractor shall inform the Department of any changes to Key Sub-contractors’ suppliers.

39.2 In making a request pursuant to Condition 39.1 the Contractor shall provide the Department with the following information about the proposed Sub-contractor:

(a) its name, registered office and company registration number;

(b) a copy of the proposed Sub-contract;

(c) the purposes for which the proposed Sub-contractor will be employed, including the scope of any services to be provided by the proposed Sub-contractor;

(d) if relevant, confirmation that the Sub-contract requires the proposed Sub-contractor to comply with any relevant KPIs;

(e) where the proposed Sub-contractor is also an Affiliate of the Contractor, evidence that demonstrates to the reasonable satisfaction of the Department that the proposed Sub-contract has been agreed on “arms-length” terms; and

(f) any further information reasonably requested by the Department including without limitation how the use of such Sub-contractor complies with the requirements of Condition 39.11.

39.3 If the supply of information required pursuant to Condition 39.2 would amount to a breach of any rules and regulations of any exchange on which the shares of the Contractor are admitted for listing and/or trading, or any other rules or regulations with which the Contractor is obliged to comply as a result of that listing, the Contractor shall provide the Department with the relevant information to the fullest extent permitted by those rules and regulations.

Schedule No. 1 to UK SAR Addendum

39.4 Despite the Contractor’s right to sub-contract pursuant to this Condition 39, the Contractor shall remain responsible for all acts and omissions of its Sub-contractors and the acts and omissions of those employed or engaged by the Sub-contractors as if they were its own. An obligation on the Contractor to do, or to refrain from doing, any act or thing shall include an obligation upon the Contractor to procure that its employees, staff, agents and Sub-contractors’ employees, staff and agents also do, or refrain from doing, such act or thing.

39.5 Where the Contractor enters into a contract with a supplier or Sub contractor for the purpose of performing this Contract or any part of it, he shall cause a term to be included in such contract which requires payment to be made by the Contractor to the supplier or Sub contractor within a specified period not exceeding thirty (30) days from receipt of an invoice properly issued in accordance with that contract.

39.6 The Department has consented to the engagement of the Sub-contractors listed in Schedule 8.1 (Governance and Contract Management) subject to the provision by the Contractor of the information listed in Condition 39.2 prior to the Commencement Date (within three months from the Commencement Date or such other period that the Department may permit and notify to the Contractor in writing).

39.7 The Contractor shall not make use of a pre-existing contract with any Key Sub-contractor, listed as such in Schedule 8.1 (Governance and Contract Management), without the prior written consent of the Department, which shall not be unreasonably withheld or delayed.

39.8 The Contractor shall be a party to all Key Sub-contracts and except where the Department has given its prior written consent under Condition 39.7 the Contractor shall ensure that each Key Sub-contract shall include:

(a) a right under the Contracts (Rights of Third Parties) Act 1999 (or, where requested by the Department, an equivalent legal right) for the Department to enforce the terms of that Key Sub-contract as if it were the Contractor;

(b) a provision enabling the Contractor to assign, novate or otherwise transfer any of its rights and/or obligations under the Key Sub-contract to the Department or any Replacement Contractor;

(c) a provision restricting the ability of the Key Sub-contractor to further Sub-contract elements of the service provided to the Contractor without first seeking the consent of the Department;

(d) a provision enabling the Contractor, the Department or any other person on behalf of the Department to step-in on substantially the same terms as are set out in Condition 42 (Unsatisfactory Performance);

(e) a provision requiring the Key Sub-contractor to notify the Department promptly in writing of any material non-payment or late payment of any sums properly due to the Key Sub-contractor from the Contractor under the Key Sub-contract, under a specified valid invoice and not subject to a genuine dispute; and

(f) a provision requiring the Key Sub-contractor to:

(i) promptly notify the Contractor and the Department in writing of a Sub-contractor Financial Distress Event or any fact, circumstance or matter which could cause a Sub-contractor Financial Distress

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Event (and in any event, provide such notification within ten (10) Working Days of the date on which the Key Sub-contractor first becomes aware of the Sub-contractor Financial Distress Event or the fact, circumstance or matter which could cause the Sub-contractor Financial Distress Event); and

(ii) co-operate with the Contractor and the Department in order to give full effect to the provisions relating to Financial Distress provisions within Schedule 8.1 (Governance and Contract Management) including meeting with the Contractor and the Department to discuss and review the effect of the Sub-contractor Financial Distress Event on the continued performance and delivery of the Services, and contributing to and complying with any business continuity plan.

39.9 As a condition of its consent under Condition 39.1, the Department may require that the relevant Key Sub-contractor enters into a direct agreement with the Department, in which case the Contractor shall procure that such Key Sub-contractor enters into a direct agreement with the Department as soon as reasonably practicable and on such terms as may be reasonably requested by the Department.

39.10 Termination of Sub-contracts

39.10.1 The Contractor shall not terminate or materially amend the terms of any Sub-contract without the Department’s prior written consent, which shall not be unreasonably withheld or delayed.

39.10.2 The Department may terminate this Contract in accordance with Condition 44 (Termination of this Contract) and/or require the Contractor to terminate the relevant Sub-contract if there is a Change of Control of a Key Sub-contractor on the same terms as those set out in Condition 40.1.

39.11 Use of SMEs in the Supply Chain and Long Term Job-Seekers

39.11.1 The Department expects the Contractor and Key Sub-contractors to:

39.11.2 make best use of a variety of suppliers in its supply chain that should include without limitation Small and Medium–sized Enterprises (“SME”) where the respective Contractor and Key Sub-Contractor is not itself an SME; and

39.11.3 provide opportunities and training (which may include apprenticeships or equivalent) for long-term job seekers.

39.11.4 The Contractor shall, where practicable, promote opportunities for inclusion of SMEs within its supply chain. Where SMEs are used within the Contractor’s supply chain, where practicable such usage should support the Department’s targets that may be set by the Government for SME usage and spend.

39.11.5 Where required, the Contractor shall report monthly or such other period as the parties agree to the Department in writing on:

(a) the use of Sub-contractors in its supply chain including information on use of SMEs, spend, performance, and payment; and

(b) how opportunities and training (which may include apprenticeships or equivalent) for long-term job seekers is being developed and implemented.

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41. Disruption

41.1 The Contractor shall take reasonable care to ensure that in the performance of its obligations under the Contract it does not disrupt the operations of the Department, its employees or any other contractor employed by the Department.

41.2 The Contractor shall immediately inform the Department of any actual or potential industrial action, whether such action by their own employees or others, which affects or might affect its ability at any time to perform its obligations under the Contract.

41.3 In the event of industrial action by the Staff, the Contractor shall seek the written consent of the Department to its proposals to continue to perform its obligations under the Contract.

41.4 If the Contractor’s proposals referred to in Condition 41.3 are considered insufficient or unacceptable by the Department acting reasonably, then the Contract may be terminated with immediate effect by the Department by notice in writing.

41.5 If the Contractor is temporarily unable to fulfil the requirements of the Contract owing to disruption of normal business of the Department, the Contractor may request a reasonable allowance of time and in addition, the Department will reimburse any additional expense reasonably incurred by the Contractor as a direct result of such disruption.

42. Unsatisfactory Performance

42.1 Where in the opinion of the Department the Contractor has failed to perform the whole or any part of the Services in accordance with this Contract (including the KPIs), the Department may give the Contractor a notice specifying the way in which his performance falls short of the requirements of this Contract, or is otherwise unsatisfactory, and the corrective actions required to remedy the situation within four (4) days.

42.2 Without prejudice to Condition 42.1, where the Contractor has failed to perform the whole or any part of those Services, that are not measured by one of the KPIs which is associated with a service credit regime, the Department may withhold or reduce payments to the Contractor in such amounts as relate directly to the Department’s claim for unsatisfactory performance.

42.3 Any notice served by the Department pursuant to Condition 42.1 may require from the Contractor that it re schedules and performs the Services to the Department’s satisfaction within such period as shall be specified by the Department in the notice and at his own expense, including where necessary, the correction or re execution of any Services already carried out.

42.4 Any notice served by the Department pursuant to Condition 42.1 shall be without prejudice to the Department’s rights under these Conditions.

42.5 The Department may take step-in action under this Condition 42 in the following circumstances:

(a) there is a Default by the Contractor that is materially preventing or materially delaying the performance of the Services or any part of the Services;

(b) there is a Delay that has or the Department reasonably anticipates will result in the Contractor’s failure to pass the Acceptance Procedure by any Planned Operational Delivery Date;

(c) a Force Majeure Event occurs which materially prevents or materially delays the performance of the Services or any part of the Services;

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(d) where the Contractor is not in breach of its obligations under this Contract but the Department considers that the circumstances constitute an emergency;

(e) because a serious risk exists to the health or safety of persons, property or the environment;

(f) to discharge a statutory duty; and/or

(g) where the Department is entitled to terminate this Contract in accordance with Condition 43 (Insolvency of the Contractor).

42.6 Before the Department exercises its right of step-in under this Condition 42 it shall permit the Contractor the opportunity to demonstrate to the Department’s reasonable satisfaction within four (4) Working Days that the Contractor is still able to provide the Services in accordance with the terms of this Contract and/or remedy the circumstances giving rise to the right to step-in without the requirement for the Department to take action.

42.7 If the Department is not satisfied with the Contractor’s demonstration pursuant to Condition 42.6, the Department may:

(a) where the Department considers it expedient to do so, require the Contractor by notice in writing to take those steps that the Department considers necessary or expedient to mitigate or rectify the state of affairs giving rising to the Department’s right to step-in;

(b) appoint any person to work with the Contractor in performing all or a part of the Services (including those provided by any Sub-contractor); or

(c) take the steps that the Department considers appropriate to ensure the performance of all or part of the Services (including those provided by any Sub-contractor).

42.8 The Contractor shall co-operate fully and in good faith with the Department, or any other person appointed in respect of Condition 42.7(b) and shall adopt any reasonable methodology in providing the Services recommended by the Department or that person.

42.9 If the Contractor:

(a) fails to confirm within ten (10) Working Days of a notice served pursuant to Condition 42.7(a) that it is willing to comply with that notice; or

(b) fails to work with a person appointed in accordance with Condition 42.7(b); or

(c) fails to take the steps notified to it by the Department pursuant to Condition 42.7(c),

(d) then the Department may take action under this Condition 42 either through itself or with the assistance of third party contractors, provided that the Contractor may require any third parties to comply with a confidentiality undertaking.

42.10 If the Department takes action pursuant to Condition 42.9, the Department shall serve notice (“Step-In Notice”) on the Contractor. The Step-In Notice shall set out the following:

(a) the action the Department wishes to take and in particular the Services it wishes to control;

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(b) the reason for and the objective of taking the action and whether the Department reasonably believes that the primary cause of the action is due to the Contractor’s Default;

(c) the date it wishes to commence the action;

(d) the time period which it believes will be necessary for the action;

(e) whether the Department will require access to the Contractor’s premises and/or the Bases; and

(f) to the extent practicable, the effect on the Contractor and its obligations to provide the Services during the period the action is being taken.

42.11 Following service of a Step-In Notice, the Department shall:

(a) take the action set out in the Step-In Notice and any consequential additional action as it reasonably believes is necessary (together, the “Required Action”);

(b) keep records of the Required Action taken and provide information about the Required Action to the Contractor;

(c) co-operate wherever reasonable with the Contractor in order to enable the Contractor to continue to provide any Services in relation to which the Department is not assuming control; and

(d) act reasonably in mitigating the cost that the Contractor will incur as a result of the exercise of the Department’s rights under this Condition 42.

42.12 For so long as and to the extent that the Required Action is continuing, then:

(a) the Contractor shall not be obliged to provide the Services to the extent that they are the subject of the Required Action; and

(b) subject to Condition 42.13, the Department shall pay to the Contractor the Monthly Standing Charges after the deduction of any of the Department’s costs of taking the Required Action.

42.13 If the Required Action results in:

(a) the degradation of any Services not subject to the Required Action; or

(b) the failure to meet the KPIs,

beyond that which would have been the case had the Department not taken the Required Action, then the Contractor shall be entitled to an agreed adjustment of the Monthly Standing Charges, provided that the Contractor can demonstrate to the reasonable satisfaction of the Department that the Required Action has led to the degradation or failure to meet the KPIs.

42.14 Before ceasing to exercise its step-in rights under this Condition 42, the Department shall deliver a written notice to the Contractor (“Step-Out Notice”), specifying:

(a) the Required Action it has actually taken; and

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(b) the date on which the Department plans to end the Required Action (“Step-Out Date”) subject to the Department being satisfied with the Contractor’s ability to resume the provision of the Services and the Contractor’s plan developed in accordance with Condition 42.15.

42.15 The Contractor shall, following receipt of a Step-Out Notice and not less than twenty (20) Working Days prior to the Step-Out Date, develop for the Department’s approval a draft plan (“Step-Out Plan”) relating to the resumption by the Contractor of the Services, including any action the Contractor proposes to take to ensure that the affected Services satisfy the requirements of this Contract.

42.16 If the Department does not approve the draft Step-Out Plan, the Department shall inform the Contractor of its reasons for not approving it. The Contractor shall then revise the draft Step-Out Plan taking those reasons into account and shall re-submit the revised plan to the Department for the Department’s approval. The Department shall not withhold or delay its approval of the draft Step-Out Plan unnecessarily.

42.17 The Contractor shall bear its own costs in connection with any step-in by the Department under this Condition 42, provided that the Department shall reimburse the Contractor’s reasonable additional expenses incurred directly as a result of any step-in action taken by the Department under:

(a) Condition 42.5(c) or 42.5(d); or

(b) Conditions 42.5(e) and 42.5(f) (insofar as the primary cause of the Department serving the Step-In Notice is identified as not being the result of a Contractor’s Default).

58. Transfer of Responsibility

58.1 The Contractor irrevocably grants the Department options to transfer at the sole discretion of the Department:

(a) the lease of any, some or all of the SAR Aircraft on terms no more onerous than those which the Contractor itself has been subject to; AND

(b) ownership of any, some or all of the SAR Aircraft with full title guarantee free and clear of all liens, charges, mortgages and encumbrances;

on the date of termination or expiry of the Contract to the Department or Replacement Contractor as the Department may in its absolute discretion direct.

58.2 The option as specified in Condition 58.1 is exercisable by the Department by notice in writing to the Contractor prior to the date of termination or expiry of this Contract howsoever occasioned and the payment by the Department of the Option Exercise Fee. The Contractor shall promptly execute all documents, and do any and all acts as are necessary to give effect to the exercise of the option by the Department at no cost to the Department.

58.3 Where an option has been exercised, the Contractor shall deliver the SAR Aircraft to a location as advised by the Department and where the option relates to the purchase of the SAR Aircraft and shall indemnify the Department for any losses, costs and expenses arising in any way directly or indirectly out of the Contractor’s ownership, management, use, operation or possession of the SAR Aircraft prior to delivery.

58.4 Where a Replacement Contractor has been selected the Contractor shall co-operate in the transfer, under arrangements notified to him by the Department.

Schedule No. 1 to UK SAR Addendum